SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☑	Definitive Proxy Statement

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☐	Soliciting Material under § 240.14a-12
UNITED BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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UNITED BANKSHARES, INC.
P. O. BOX 1508
UNITED SQUARE
FIFTH AND AVERY STREETS
PARKERSBURG, WEST VIRGINIA 26101
NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS
TO THE SHAREHOLDERS
     NOTICE IS HEREBY GIVEN that, pursuant to the call of its Board of Directors, the 2008 Annual Meeting of Shareholders of UNITED BANKSHARES, INC. (“United”) will be held at The Blennerhassett Hotel, 320 Market Street, Parkersburg, West Virginia on Monday, May 19, 2008, at 4:00 p.m., local time, for the purpose of considering and voting upon the following matters:
     1. To elect thirteen (13) persons to serve as directors of United. The nominees selected by the current Board of Directors are listed in the accompanying Proxy Statement for this Annual Meeting.
     2. To ratify the selection of Ernst & Young LLP to act as the independent registered public accounting firm for 2008.
     3. To act upon any other business which may properly come before this Annual Meeting or any adjournment or adjournments thereof. The Board of Directors at present knows of no other business to come before this Annual Meeting.
     The close of business on March 31, 2008, has been fixed by the Board of Directors as the record date for determining the shareholders entitled to notice of and to vote at this Annual Meeting.
     WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE REGARDLESS OF YOUR PLANS TO ATTEND THIS MEETING. IF YOU DO ATTEND, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.
     TWO INDIVIDUALS, WHO ARE NOT DIRECTORS OF UNITED, HAVE BEEN NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED BY PROXY. IF YOU WISH TO CHOOSE SOME OTHER PERSON TO ACT AS YOUR PROXY, MARK OUT THE PRINTED NAME AND WRITE IN THE NAME OF THE PERSON YOU SELECT.

By Order of the Board of Directors

Richard M. Adams
Chairman of the Board and Chief Executive Officer

April 10, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2008
This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our 2007 Annual Report, are available free of charge on the following website: www.ubsi-inc.com.

UNITED BANKSHARES, INC.
2008 PROXY STATEMENT

United Bankshares, Inc.
United Square
Fifth and Avery Streets
Parkersburg, West Virginia 26101
PROXY STATEMENT
General Information
     These proxy materials are delivered in connection with the solicitation by the Board of Directors of United Bankshares, Inc. (“United,” the “Company,” “we,” or “us”), a West Virginia corporation, of proxies to be voted at our 2008 Annual Meeting of Shareholders and at any adjournment or postponement.
     You are invited to attend our Annual Meeting of Shareholders on May 19, 2008, beginning at 4:00 p.m. The Meeting will be held at The Blennerhassett Hotel, 320 Market Street, Parkersburg, West Virginia.
     This proxy statement, form of proxy and voting instructions are being mailed on or about April 10, 2008.
VOTING INFORMATION
Shareholders Entitled to Vote
     Holders of record of United common shares at the close of business on March 31, 2008, are entitled to receive this notice and to vote their shares at the Annual Meeting. As of that date, there were 43,260,951 common shares outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting.
Proxies
     Shareholders of record may vote their proxies by mail, in person, by telephone or by Internet.
     Proxies may be revoked at any time before they are exercised by (1) written notice to the Secretary of the Company, (2) timely delivery of a valid, later-dated proxy or (3) voting at the Annual Meeting.
     You may save us the expense of a second mailing by voting promptly. Choose one of the following voting methods to cast your vote.
Vote By Mail
     If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to us in the postage-paid envelope provided.
Vote By Telephone or Internet
     If you have telephone or Internet access, you may submit your proxy by following the instructions on the proxy card.
Vote at the Annual Meeting
     The method by which you vote now will in no way limit your right to vote at the Annual Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.
     All shares that have been properly voted and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.
Voting on Other Matters
     If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed form of proxy will have the discretion to vote on those matters for you. On the date this proxy statement went to press, we do not know of any other matter to be raised at the Annual Meeting.
Required Vote and Cumulative Voting
     The presence, in person or by proxy, of the holders of a majority of the votes entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.
     A plurality of the votes cast is required for the election of directors. Abstentions and broker “non-votes” are not counted for purposes of the election of directors.
     In the election of directors, shareholders cast one (1) vote for each nominee for each share held. However, every shareholder has the right of cumulative voting, in person or by proxy, in the election of directors. Cumulative voting gives each shareholder the right to aggregate all votes which he or she is entitled to cast in the election of directors and to cast all such votes for one candidate or distribute them among as many candidates and in such a manner as the shareholder desires.
     At our 2008 Annual Meeting, the number of directors to be elected is thirteen (13). Each shareholder has the right to cast thirteen (13) votes in the election of directors for each share of stock held on the record date. If you wish to exercise, by proxy, your right to cumulative voting in the election of directors, you must provide a proxy showing how your votes are to be distributed among one or more candidates. Unless contrary instructions are given by a shareholder who signs and returns a proxy, all votes for the election of directors represented by such proxy will be divided equally among the thirteen (13) nominees. If cumulative voting is invoked by any shareholder, the vote represented by the proxies delivered pursuant to this solicitation, which does not contain contrary instructions, may be cumulated at the discretion of the Board of Directors of United Bankshares, Inc. in order to elect to the Board of Directors the maximum nominees named in this proxy statement.
     With respect to other matters, including the ratification of the selection of Ernst & Young LLP to act as the independent registered public accounting firm for the fiscal year that began January 1, 2008, if a quorum exists, the affirmative vote of a majority of the votes cast is required for approval of such matters. In voting for these matters, shares may be voted “for” or “against” or “abstain”. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker “non-votes” will be disregarded and have no effect on the outcome of the vote.
     On March 31, 2008, there were 43,260,951 shares of common stock outstanding that are held by approximately 6,752 shareholders of record and 20,506 shareholders in street name. The presence in person or proxy of a majority of the outstanding shares of United Bankshares, Inc. will constitute a quorum at the Meeting.

Cost of Proxy Solicitation
     We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission, facsimile transmission or by telegram. Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of the Company’s common stock. Upon request we will reimburse these entities for their reasonable expenses.
     In order to facilitate and expedite distribution of these proxy solicitation materials to brokers, fiduciaries, custodians, nominee holders and institutional investors, United has retained BNY Mellon Investor Services of Jersey City, New Jersey (“Mellon”). Pursuant to a retention letter dated January 28, 2008, Mellon will contact all broker and other nominee accounts identified on United’s shareholder mailing list in order to facilitate determination of the number of sets of proxy materials such accounts require for purposes of forwarding the same to the beneficial owners. Mellon will then assist in the delivery of proxy materials to these accounts for distribution. Mellon will also (i) assist in the distribution of proxy materials to institutional investors, and (ii) follow-up with any brokers, other nominee accounts and institutional investors, requesting return of proxies. United is not retaining Mellon to solicit proxies from registered holders or from non-objecting beneficial owners. Mellon’s fee for the above services is $6,500 plus reasonable disbursements that may include the broker search, printing, postage, courier charges, filing reports, data transmissions and other expenses approved by United.
Delivery of Proxy Materials
     To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying upon Securities and Exchange Commission (SEC) rules that permit us to deliver only one proxy statement and annual report to multiple shareholders who share an address unless we received contrary instructions from any shareholders at that address. If you share an address with another shareholder and have received only one proxy statement and annual report, you may write or call us as specified below to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy statement and annual report, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at: United Bankshares, Inc., Shareholder Relations Department, 514 Market Street, Parkersburg, WV 26102 or by telephoning us at (304) 424-8800.
List of Shareholders
     If a shareholder requests a list of shareholders entitled to vote at the 2008 Annual Meeting for purposes of soliciting the shareholders or sending a written communication to the shareholders, then the Company will either (i) provide the list to the requesting shareholder upon receipt of an affidavit of the requesting shareholder that he will not use the list for any purpose other than to solicit shareholders with respect to the 2008 Annual Meeting; or (ii) mail the requesting shareholder’s materials to the shareholders.
PROPOSAL 1: ELECTION OF DIRECTORS
     The Board of Directors consists of one class of thirteen (13) directors. Thirteen (13) directors will be elected at our 2008 Annual Meeting to serve for a one-year term expiring at our Annual Meeting in the year 2009. The Company’s Bylaws provide that the number of directors shall be at least five (5) and no more than thirty-five (35) with the composition and number of nominees to be set at the discretion of the Board of Directors. For the election of directors at the 2008 Annual Meeting, the Board of Directors established the composition and number of directors to be elected at thirteen (13).

     The persons named in the enclosed proxy intend to vote the proxy for the election of each of the thirteen (13) nominees, unless you indicate on the proxy card that your vote should be withheld from any or all of such nominees. Each nominee elected as a director will continue in office until his successor has been elected or until his death, resignation or retirement.
     The Board of Directors has proposed the following nominees for election as directors with terms expiring in 2009 at the Annual Meeting: Richard M. Adams, Robert G. Astorg, W. Gaston Caperton, III, Lawrence K. Doll, Theodore J. Georgelas, F. T. Graff, Jr., John M. McMahon, J. Paul McNamara, G. Ogden Nutting, William C. Pitt, III, Donald L. Unger, Mary K. Weddle, and P. Clinton Winter, Jr.
     The Board of Directors recommends a vote “FOR” the election of each of these nominees for Director.
     We expect each nominee for election as a director to be able to serve if elected. To the extent permitted under applicable law, if any nominee is not able to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board chooses to reduce the number of directors serving on the Board.
     The principal occupation and certain other information about the nominees for director are set forth on the following pages.

DIRECTORS WHOSE TERMS EXPIRE IN 2008 AND NOMINEES FOR DIRECTORS

		Position, Principal Occupation,	Amount of Beneficial
Name and Age as of the		Business Experience and Directorships for	Ownership of Shares of
May 19, 2008 Meeting Date		the Last Five Years (d)	Common Stock and Options (c)
			Shares(a)	Options(b)%

Richard M. Adams	61	Chairman and Chief Executive Officer of both United and United Bank (WV). Director of the Company since 1984.	599,884	222,000	1.89%

Robert G. Astorg	64	CPA and Managing Principal of H&R Block Tax and Business Services. Director of the Company since 1991.	38,146	—	*

Thomas J. Blair, III	75	Consulting Engineer and former President and Chief Executive Officer of Kelley, Gidley, Blair & Wolfe, Inc. Director of the Company since 1988.	112,280	—	*

W. Gaston Caperton, III.	68	President of The College Board. Director of Owens Corning and Prudential Financial, Inc. Chairman of the Caperton Group. Former Governor of State of West Virginia. Director of the Company since 1997.	25,483	—	*

Lawrence K. Doll	58	President of The Lawrence Doll Company and Lawrence Doll Homes LLC. Chairman of United Bank (VA). Director of the Company since 2004.	3,528	23,000	*

Theodore J. Georgelas	61	Managing Director of the Georgelas Group, LLC. Director of United Bank (VA). Former Chairman of the Board of United Bank (VA) and Sector Communications. Director of the Company since 1990.	48,264	—	*

F. T. Graff, Jr	69	Attorney and Managing Partner of Bowles Rice McDavid Graff & Love LLP. Director of the Company since 1984.	24,000	—	*

Russell L. Isaacs	75	Owner of Russell L. Isaacs and Company. Director of the Company since 1984.	39,589	—	*

John M. McMahon	67	Chairman of the Board of Miller & Long Co., Inc. Director of United Bank (VA). Director of the Company since 1998.	250,000		*

DIRECTORS WHOSE TERMS EXPIRE IN 2008 AND NOMINEES FOR DIRECTORS

		Position, Principal Occupation,	Amount of Beneficial
Name and Age as of the		Business Experience and Directorships for	Ownership of Shares of
May 19, 2008 Meeting Date		the Last Five Years (d)	Common Stock and Options (c)
			Shares(a)	Options(b)%

J. Paul McNamara	59	Chairman of Potomac Capital Advisors. Former President and Chief Operating Officer of Sequoia Bancshares, Inc. Director of United Bank (VA). Former Vice Chairman of United Bank (VA). Director of the Company since 2003.	119,856	—	*

G. Ogden Nutting	72	Chairman of The Ogden Newspapers, Inc. Director of the Company since 1986.	654,656	—	1.51%

William C. Pitt, III	63	Hotel and Resort Developer. Director of the Company since 1987.	4,450	—	*

I. N. Smith, Jr.	75	President and Chief Executive Officer of Kanawha-Roxalana Company. Director of the Company since 1986.	308,200	—	*

Donald L. Unger	66	President and Chief Executive Officer of the Shenandoah Valley region of United Bank (VA). Former President and Chief Executive Officer of Premier Community Bankshares, Inc. Former Chairman, President and Chief Executive Officer of Marathon Bank. Director of the Company since 2007.	42,159	—	*

Mary K. Weddle	58	CPA and Executive Vice President of Long & Foster Real Estate, Inc. Director of United Bank (VA). Director of the Company since 2004.	5,428	—	*

P. Clinton Winter, Jr.	60	President of Bray & Oakley Insurance Agency, Inc. Director of the Company since 1996.	493,585	—	1.14%

All Directors, Nominees and Executive Officers as a Group (21 persons)			5,419,968	598,052	13.72%

*	Indicates the director owns less than 1% of United’s issued and outstanding shares.
Footnotes:
(a)	Includes stock held by United Bank’s (WV) Trust Department which shares beneficial ownership as described in this footnote. The following directors each exercise voting authority over the number of shares indicated as follows: Mr. R. Adams, 18,856 shares; Mr. Astorg, 16,902 shares; Mr. Graff, 20,000 shares; and Mr. Smith, 306,500 shares. The non-director executive officers as a group exercise voting authority over 7,172 shares. United Bank’s (WV) Board of Directors exercises voting authority over 2,323,124 shares held by United Bank’s (WV) Trust Department. All of these shares are included in the 5,419,968 shares held by all directors, nominees and executive officers as a group. Also includes shares pledged as collateral as follows: Mr. R. Adams, 28,000 shares; Mr. Astorg, 21,000 shares; Mr. Blair, 75,535 shares; Mr. Georgelas, 43,964 shares; Mr. McMahon, 180,000 shares; and Mr. Winter, 89,996 shares.

(b)	Beneficial ownership is stated as of March 10, 2008, including shares of common stock that may be acquired within sixty (60) days of that date through the exercise of stock options pursuant to United’s Stock Option Plans.

(c)	Unless otherwise indicated, beneficial ownership shares listed represent sole voting power. The following number of shares may be held in the name of spouses, children, certain relatives, trust, estates, and certain affiliated companies as to which shared voting and/or shared investment powers may exist: Mr. R. Adams, 38,337 shares; Mr. Astorg, 21,320 shares; Mr. Blair, 11,340 shares; Mr. Caperton, 25,483 shares; Mr. Georgelas, 3,500 shares; Mr. Graff, 20,000 shares; Mr. Isaacs, 2,000 shares; Mr. McNamara, 40,800 shares; Mr. Nutting, 654,656 shares; Mr. Smith, 308,000 shares; and Mr. Winter, 45,316 shares.

(d)	United Bank (WV) and United Bank (VA) are subsidiaries of United.
Information as to Directors Who Will Not Stand for Re-election
     After more than twenty years of service, Thomas J. Blair, III, Russell L. Isaacs, and I. N. Smith, Jr. are retiring from the Board of Directors when their current terms expire at this Annual Meeting as a result of the mandatory age requirements of United’s Corporate Governance Policy. United has benefited from and is grateful for the wisdom and guidance provided by Messrs. Blair, Isaacs and Smith during their periods of service to the Company.
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership of Directors and Named Executive Officers
     As of March 10, 2008, directors of the Company and nominees owned beneficially, directly or indirectly, the number of shares of common stock indicated in the preceding table.
     The Company’s chief executive officer, chief financial officer, and the three other most highly compensated executive officers constitute the named executive officers of the Company. The following table sets forth certain information regarding the named executive officers’ beneficial ownership of common stock of United as of March 10, 2008:

		Shares of Common
		Stock of the Company
		Beneficially Owned (1)
Title of Class	Name of Officer	Number of Shares	Percent of Class
Common Stock	Richard M. Adams	821,884	1.89%
Common Stock	Steven E. Wilson	216,248	0.50%
Common Stock	James B. Hayhurst, Jr.	151,346	0.35%
Common Stock	James J. Consagra, Jr.	77,933	0.18%
Common Stock	Richard M. Adams, Jr.	82,170	0.19%

Footnotes:
(1)	The amounts shown represent the total shares owned directly and indirectly by such named executive officers. The number of shares includes shares that are issuable upon the exercise of all stock options currently exercisable, as follows: Mr. R. Adams, 222,000 shares; Mr. S. Wilson, 108,400 shares; Mr. Hayhurst, 71,000 shares; Mr. Consagra, 62,500 shares; and Mr. R. Adams, Jr., 39,702 shares. Unless otherwise indicated, beneficial ownership shares listed represent sole voting power. The following number of shares may be held in the name of spouses, children, certain relatives, trust, estates, and certain affiliated companies as to which shared voting and/or shared investment powers may exist: Mr. R. Adams, 38,337 shares; Mr. S. Wilson, 8 shares; Mr. Hayhurst, 22,099 shares; and Mr. R. Adams, Jr., 8,379 shares. Also includes shares pledged as collateral as follows: Mr. R. Adams, 28,000 shares; Mr. S. Wilson, 67,230 shares; and Mr. Hayhurst, 73,532 shares.
     All directors, nominees and executive officers as a group beneficially owned 6,018,020 shares or 13.72% of the Company’s common stock.

Principal Shareholders of United
     The following table lists each shareholder of United who is the beneficial owner of more than 5% of United’s common stock, the only class of stock outstanding, as of March 10, 2008. For purposes of this determination, the number of shares of United’s common stock beneficially owned by any person or persons is calculated as a percentage of the total number of shares of United’s common stock issued and outstanding as of March 10, 2008 plus the number of shares of United’s common stock that may be acquired by such person within sixty (60) days of that date through the exercise of stock options pursuant to United’s Stock Option Plans.

		Amount and Nature of	Percent of
Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership	Class

Common Stock	United Bank (WV) Trust Department 514 Market Street, Parkersburg, WV 26101 (2,692,554 shares or 6.23% are registered under the nominee name of Parbanc Co.)	2,692,554 (1)	6.23% (1)

Common Stock	Barclays Global Investors, NA 45 Fremont Street, San Francisco, CA 94105	2,144,619 (2)	4.96% (2)

     Footnotes:

(1)	United Bank (WV), a wholly-owned subsidiary of United and its Trust Department, holds in fiduciary or agency capacity 2,692,554 shares or 6.23% of United’s stock. The investment authority for these shares is held by the Trust Department and is exercised by United Bank’s (WV) Board of Directors. Of these total shares, the Trust Department holds sole voting authority for 2,323,124 shares or 5.37% of United’s outstanding common stock which is exercised by United Bank’s (WV) Board of Directors.

(2)	Barclays Global Investors, NA (Barclays) manages institutional portfolios and the Barclays Global Investors family of mutual funds and iShares, Barclays proprietary exchange-traded funds. Barclays owns 2,144,619 or 4.96% of United’s stock. Of these total shares, Barclays holds sole voting authority for 1,578,404 shares or 3.65% of United’s outstanding common stock. Barclays’ address and holdings are based solely on a Schedule 13G filing with the Securities and Exchange Commission dated January 22, 2008 made by Barclays setting forth information as of December 31, 2007.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and beneficial owners of more than ten percent of our common stock to file reports of holdings and transactions in United shares with the Securities and Exchange Commission (“SEC”). To our knowledge, based solely on our review of the copies of such reports furnished and written representations, no person required to file such reports during 2007 failed to file such reports on a timely basis or failed to file a report except for Lawrence K. Doll and Donald L. Unger. Mr. Doll and Mr. Unger did not timely file one report involving one transaction during the year.
Related Shareholder Matters
     The following table discloses the number of outstanding options granted by United to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans, as of March 10, 2008. The table provides this information for equity compensation plans that have and have not been approved by shareholders.

			Number of securities
	Number of Securities to	Weighted-average	remaining available for
	be issued upon exercise	exercise price of	future issuance under
Plan Category	of outstanding options	outstanding options	equity compensation plans

Equity Compensation Plans approved by Shareholders	1,594,438	$30.45	1,255,450

Equity Compensation Plans not approved by Shareholders (1)	—	—	—

Total	1,594,438	$30.45	1,255,450

Footnotes:

(1)	The table does not include information for equity compensation plans assumed by United in connection with mergers and acquisitions and pursuant to which there remain outstanding options (collectively, “Assumed Plans”), which include the following: Century Bancshares, Inc., GrandBanc, Inc., Sequoia Bancshares, Inc. and Premier Community Bankshares, Inc. A total of 309,550 shares of United common stock may be purchased under the Assumed Plans, at a weighted average exercise price of $12.67. No further grants may be made under any Assumed Plan. In addition, the table does not include stock options for 19,922 shares of Company stock arising under a deferred compensation plan assumed in the 1998 merger with George Mason Bankshares, Inc. (GMBS). The deferred compensation plan granted stock options to former directors of GMBS. These options carry no exercise price, contain no expiration date, and are eligible for dividends. Options are fully vested and can be exercised at any time. Other than additional options granted through reinvestment of dividends received, United does not issue additional options under this deferred compensation plan.
GOVERNANCE OF THE COMPANY
Board and Committee Membership
     The committee descriptions and membership set forth below are those applicable as of the mailing date of this proxy statement.
     During 2007, the Board of Directors met six (6) times. The Board of Directors of the Company has four (4) standing committees: The Executive Committee, Audit Committee, Compensation Committee, and Governance and Nominating Committee. During 2007, each director attended 75% or more of the aggregate of the total number of meetings of the Board of Directors and all committees of the Board on which he or she served except for Mr. Theodore J. Georgelas. Although there is no formal written policy, attendance at the annual meeting by directors is expected. Fourteen of the fifteen directors attended the 2007 Annual Meeting. The Company’s independent directors held two (2) meetings during 2007.
Independence of Directors
     The Governance and Nominating Committee of the Board of Directors annually reviews the relationships of each member of the Board of Directors to determine whether each director is independent. This determination is based on both subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules. The determination made by the Governance and Nominating Committee is then submitted to the Board of Directors to permit the Board of Directors to affirmatively determine whether each director has any relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
     The Governance and Nominating Committee met on January 28, 2008, to determine the independence of the current members of the Board of Directors. At the meeting, the Governance and Nominating Committee reviewed the directors’ responses to a questionnaire asking about their relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as information provided by management related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors.
     Based on the subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules, the Governance and Nominating Committee determined that the following current members of the Board of Directors are independent: Robert G. Astorg, Thomas J. Blair, III, W. Gaston Caperton, III, Theodore J. Georgelas, F. T. Graff, Jr., Russell L. Isaacs, John M. McMahon, G. Ogden Nutting, William C. Pitt, III, Mary K. Weddle, and P. Clinton Winter, Jr.
     The NASDAQ listing standards contain additional requirements for members of the Compensation Committee, the Audit Committee and the Governance and Nominating Committee. All of the directors serving on each of these committees are independent under the additional requirements applicable to such committees.
     The Governance and Nominating Committee also considered the following relationships in evaluating the independence of the Company’s independent directors and determined that none of the relationships constitute a material relationship with the Company.
•	United’s subsidiaries provided lending and/or other financial services to certain members of the Company’s Board of Directors, their immediate family members, and/or their affiliated organizations during 2007 in the ordinary course of business and on substantially the same terms as those available to unrelated parties. These relationships satisfy the standards for independence.

•	Bowles Rice McDavid Graff & Love LLP, an entity affiliated with F. T. Graff, Jr., provided legal services to the Company and received payments from the Company for such services during 2007. These payments did not exceed 5% of the Company’s or Bowles Rice McDavid Graff & Love LLP’s consolidated revenues for 2007, and therefore, the relationship satisfied the standards for independence.

•	H&R Block Tax Business Services, an entity affiliated with Robert Astorg, provided tax services to the trusts and estates that have named United’s trust department as the trustee or the executor. H&R Block Tax Business Services received payments from the individual trusts and estates and not from the Company or its subsidiaries and therefore the relationship satisfied the standards for independence.

•	United Bank (WV) leases a drive-in facility from The Ogden Newspapers, Inc. of which G. Ogden Nutting is the Chairman. The lease payments did not exceed 5% of the Company’s or The Ogden Newspapers’ consolidated revenues for 2007, and therefore, the relationship satisfied the standards for independence.

     The Governance and Nominating Committee determined that the following current members of the Board of Directors are not independent: Richard M. Adams, Lawrence K. Doll, J. Paul McNamara, Donald L. Unger, and I. N. Smith, Jr. Messrs. Adams, Doll, McNamara, Unger, and Smith are not independent because these directors are currently employed or have been employed by the Company within the last three years.
     The Board of Directors reviewed and approved the determinations made by the Governance and Nominating Committee.
The Executive Committee
     The Executive Committee is comprised of eight (8) directors, Richard M. Adams, Chairman, W. Gaston Caperton, III, Lawrence K. Doll, F. T. Graff, Jr., Russell L. Isaacs, John M. McMahon, G. Ogden Nutting, and P. Clinton Winter, Jr. The Executive Committee exercises all the authority of the Board of Directors whenever the Board of Directors is not meeting unless prohibited by law or under the provisions of the articles of incorporation or bylaws of the Corporation. The Board of Directors has specifically empowered the Executive Committee to investigate mergers and acquisitions by marshaling necessary information and data to evaluate the advisability of mergers and acquisitions and to report their findings to the Board of Directors. The Board of Directors may accept, ratify, approve, amend, modify, repeal or change the actions of the Executive Committee. During 2007, the Executive Committee met three (3) times.
The Audit Committee
     The Audit Committee has the primary responsibility to review and evaluate significant matters relating to audit, internal control and compliance. It reviews, with representatives of the independent registered public accounting firm, the scope and results of the audit of the financial statements, audit fees and any recommendations with respect to internal controls and financial matters. The United Bankshares, Inc. Board of Directors’ Audit Committee Charter, as approved by the Board of Directors, governs the Audit Committee and is available on the corporate website under Policies at “www.ubsi-inc.com”. Members of this committee are Robert G. Astorg, Chairman, Russell L. Isaacs, Mary K. Weddle and P. Clinton Winter, Jr. The Audit Committee met four (4) times during 2007. All members of the Audit Committee are independent directors as independence is defined in the NASDAQ listing standards and the SEC rules.
Audit Committee Financial Expert
     The Board of Directors has determined that all audit committee members are financially literate under the NASDAQ listing standards. The Board also determined that Robert G. Astorg, Russell L. Isaacs, and Mary K. Weddle each qualify as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. All of the audit committee financial experts are independent as independence is defined in the NASDAQ listing standards and the SEC rules.
The Compensation Committee
     The Compensation Committee recommends executive officer and director compensation to the Board of Directors. The Compensation Committee is composed solely of independent directors as independence is defined under the NASDAQ listing standards and the SEC rules. Members of this committee are Russell L. Isaacs, Chairman, W. Gaston Caperton, III, John M. McMahon, G. Ogden Nutting, and P. Clinton Winter, Jr. The Compensation Committee met two (2) times during the year. The Compensation Committee is governed by the Compensation Committee charter which is available on the corporate website under Policies at “www.ubsi-inc.com”.
     The Compensation Committee’s primary processes and procedures for consideration and determination of executive compensation can be found in the Compensation Discussion and Analysis section under the headings “Role of Executive Officers in Compensation Decisions” and “Overview of Compensation Program.”
     The Compensation Committee is also responsible for evaluating the compensation of our directors and recommending changes for consideration by the independent directors of the board when appropriate. The Compensation Committee uses peer group information when evaluating the compensation of our directors. Compensation for our directors who served on United’s Board of Directors in 2007 can be found in the Director Compensation table on page 34.
The Governance and Nominating Committee
     The purposes of the Governance and Nominating Committee are to evaluate and recommend candidates for election as directors, make recommendations concerning the size and composition of the Board of Directors, develop and implement United’s corporate governance policies, approve annual director nominees for and any subsequent changes in the subsidiary banks’ boards, develop specific criteria for director independence, and assess the effectiveness of the Board of Directors.

     Nominations to the Board of Directors by a shareholder may be made only if such nominations are made in accordance with the procedures set forth in Article II, Section 5 of the Restated Bylaws of United, which section is set forth in full below:
Section 5. Nomination of directors. Directors shall be nominated by the Board prior to the giving of notice of any meeting of shareholders wherein directors are to be elected. Additional nominations of directors may be made by any shareholder; provided that such nomination or nominations must be made in writing, signed by the shareholder and received by the Chairman or President no later than ten (10) days from the date the notice of the meeting of shareholders was mailed; however, in the event that notice is mailed less than thirteen (13) days prior to the meeting, such nomination or nominations must be received no later than three (3) days prior to any meeting of the shareholders wherein directors are to be elected.
     In identifying nominees and evaluating and determining whether to nominate a candidate for a position on United’s Board, the Committee considers the criteria outlined in United’s corporate governance policy, which include the independence of the proposed nominee, diversity, age, skills and experience in the context of the needs of the Board. United regularly assesses the size of the Board, whether any vacancies are expected due to retirement or otherwise, and the need for particular expertise on the Board. Candidates may come to the attention of the Committee from current Board members, shareholders, professional search firms, officers or other persons. The Committee will consider and review all candidates in the same manner regardless of the source of the recommendation.
     The Governance and Nominating Committee is composed of independent directors as independence is defined under the NASDAQ listing standards and the SEC rules. Members of this committee are G. Ogden Nutting, Chairman, W. Gaston Caperton, III, Russell L. Isaacs, John M. McMahon, and P. Clinton Winter, Jr. The Governance and Nominating Committee met one (1) time during the year. The charter for this committee is available on the corporate website under Policies at “www.ubsi-inc.com”.
Related Party Transactions
     Policies and Procedures. The Board of Directors has adopted a written policy and procedure for review, approval and monitoring of transactions involving the Company and “related persons” (directors and executive officers or their immediate families, or shareholders owning five percent or greater of the Company’s outstanding stock). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).
     Related party transactions must be approved by the Audit Committee of the Board (the “Committee”). At each calendar year’s first regularly scheduled Committee meeting, management recommends Related Person Transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable. After review, the Committee approves or disapproves such transactions and at each subsequently scheduled meeting, management will update the Committee as to any material change to proposed transactions.
     The Committee will consider all of the relevant facts and circumstances available to the Committee, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and whether the transaction violates any requirements of the Company’s financing agreements.
     In the event management recommends any further related person transactions subsequent to the first calendar year meeting, such transactions may be presented to the Committee for approval or preliminarily entered into by management subject to ratification by the Committee; provided that if ratification shall not be forthcoming, management will make all reasonable efforts to cancel or annul such transaction.
     The Related Party Transaction Policy was adopted in January, 2007. All related party transactions since January 1, 2007, which were required to be reported in this proxy statement were approved by the Committee in accordance with the policy.
     Related Person Transactions. United’s subsidiaries have had, and expect to have in the future, banking transactions with United and with its officers, directors, principal shareholders, or their interests (entities in which they have more than a 10% interest). The transactions, which at times involved loans in excess of $120,000, were in the ordinary course of business, were made on substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the time for comparable transactions with persons not related to United and did not involve more than the normal risk of collectibility or present other unfavorable features. United’s subsidiary banks are subject to federal statutes and regulations governing loans to officers and directors and loans extended to officers and directors are in compliance with such laws and are exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.
     In addition to the normal banking transactions described above, United Bank (WV) leases office space in its main Charleston branch from the Kanawha-Roxalana Company pursuant to a written lease agreement originally dated October 1, 1992, and amended on August 7, 2002 (the “United Center Lease”). The Kanawha-Roxalana Company is a shareholder of United, and the voting and investment authority for its shares are beneficially owned by its President and Chief Executive Officer, I. N. Smith, Jr., who is a director of United. The United Center Lease provided for an initial term of ten (10) years that commenced on October 1, 2002, and was extended for another ten (10) years with the amendment. The expiration date of the term of the lease is September 30, 2012. The United Center Lease provides for United Bank (WV) to pay a monthly base rent, which is based on square footage of the rentable areas, and additional monthly rent at a fixed monthly rate. Additionally, the United Center Lease provides for United Bank (WV) to pay its share of operating costs. Management believes the United Center Lease is on terms comparable to market terms for similar rental space in Charleston, West Virginia. During 2007, United paid rent expense of approximately $867,000 under the United Center Lease.
     In addition, United Bank (WV) leases land for one of its other Charleston branches from the Kanawha-Roxalana Company pursuant to a written lease agreement dated November 28, 2001 (the “Kanawha City Lease”). As previously mentioned, the Kanawha-Roxalana Company is a shareholder of United, and the voting and investment authority for its shares are beneficially owned by its President and Chief Executive Officer, I. N. Smith, Jr., who is a director of United. The Kanawha City Lease provides for an initial term of twenty-five (25) years that commenced on December 1, 2001, with five (5) additional five (5) year renewal options after expiration of the initial twenty-five (25) year term. The Kanawha City Lease provides for the base rent to be paid by United Bank (WV) to be adjusted on December 1, 2006, and every five (5) years thereafter following the commencement and any renewal option properly exercised by United Bank (WV). The adjusted amount of rent shall be calculated based on changes in the Consumer Price Index of the United States Bureau of Labor Statistics. Additionally, the Kanawha City Lease provides an option for United Bank (WV) to purchase the property after the expiration of the initial twenty-five year (25) term at a purchase price equal to the average of three separate appraisals. Upon the expiration of the Kanawha City Lease for any cause, all improvements and structures shall become the property of the Kanawha-Roxalana Company. Management believes the Kanawha City Lease is on terms comparable to market terms for similar rental space in Charleston, West Virginia. During 2007, United paid rent expense of approximately $45,000 under the Kanawha City Lease.
     F. T. Graff, Jr., a member of the Board of Directors of United, is a partner in the law firm of Bowles Rice McDavid Graff & Love LLP in Charleston, West Virginia. Bowles Rice McDavid Graff & Love LLP rendered legal services to United during 2007, and it is expected that the firm will continue to render certain services in the future. The fees paid to Bowles Rice McDavid Graff & Love LLP in 2007 were $799,000, which represented less than 5%

of that firm’s revenues for the year 2007. The legal fees paid to Bowles Rice McDavid Graff & Love LLP were the ordinary and customary fees for such legal services. As partner of the law firm of Bowles Rice McDavid Graff & Love LLP, Mr. Graff’s interest in the fees paid by United in 2007 was approximately $19,026. This amount was calculated based on Mr. Graff’s percentage of net income of Bowles Rice McDavid Graff & Love LLP, and was computed without regard to the amount of profit or loss.
Executive Officers
     Set forth below are the executive officers of United and relations that exist with affiliates and others for the past five years.

			Principal Occupation and
			Banking Experience During
Name	Age	Present Position	the Last Five Years

Richard M. Adams	61	Chairman of the Board & Chief Executive Officer since 1984 — United; Chairman of the Board & Chief Executive Officer — United Bank (WV)	Chairman of the Board & Chief Executive Officer — United; Chairman of the Board & Chief Executive Officer — United Bank (WV)

Richard M. Adams, Jr.	39	Executive Vice-President since 2000 — United; President — United Bank (WV)	Executive Vice-President — United; President — United Bank (WV); Executive Vice- President — United Bank (WV); Senior Vice- President — United Bank (WV); President — United Brokerage Services, Inc.

James J. Consagra, Jr.	47	Executive Vice-President since 1999 — United; President & Chief Executive Officer —United Bank (VA)	Executive Vice-President —United; President & Chief Executive Officer—United Bank (VA); Executive Vice-President & Chief Financial Officer — United Bank (VA)

James B. Hayhurst, Jr.	61	Executive Vice-President since 1986 —United; Executive Vice-President — United Bank (WV)	Executive Vice-President —United; Executive Vice-President — United Bank (WV)

Joe L. Wilson	60	Executive Vice-President since 1986 —United; Executive Vice-President— United Bank (WV)	Executive Vice-President —United; Executive Vice-President — United Bank (WV)

Steven E. Wilson	59	Executive Vice-President since 1986, Chief Financial Officer, & Treasurer since 1989 — United; Secretary since 1999 — United; Executive Vice-President, Chief Financial Officer, Treasurer & Secretary — United Bank (WV)	Executive Vice-President, Chief Financial Officer, Treasurer & Secretary —United; Executive Vice-President, Chief Financial Officer, Treasurer & Secretary — United Bank (WV)
Family Relationships
     Richard M. Adams and Richard M. Adams, Jr. are father and son.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
Philosophy of Compensation Program
     The Company’s philosophy is to ensure that the total compensation paid to all of its employees is fair, reasonable, competitive, and aligned with the best interests of our shareholders. United’s Compensation Committee (the “Committee”), comprised entirely of independent directors, administers United’s executive compensation program consistent with the Company’s compensation philosophy. All elements of compensation for the Company’s executive officers as well as all of its employees are determined by competitive practices and marketplace data. For example, base salaries fall within salary ranges formulated from competitive salary information for like positions in like financial institutions. This information is developed from salary surveys as well as other peer group information. This compensation data is verified from time to time by outside consultants.
     The Company strives to link closely executive and nonexecutive compensation with the achievement of annual financial and non-financial performance goals. Compensation is based upon corporate performance, business unit performance, individual performance and an individual’s level of responsibility. In general, the higher the level of responsibility, the greater the emphasis on corporate performance. It is the Company’s practice to provide a mix of cash, equity-based compensation and other non-cash compensation that it believes balances the best interests of the Company’s employees and the Company’s shareholders.
     United’s compensation practices specifically related to its executive offices are presented in more detail in the following discussion and analysis.
Role of Executive Officers in Compensation Decisions
     As provided in its charter, the Committee has the authority to determine all compensation components for the named executive officers and to approve equity awards to other executive officers of the Company. In 2007, the Chairman of the Committee and the Company’s Chief Executive Officer met on two occasions prior to the November Compensation Committee Meeting to review the performance of the named executive officers and the CEO’s recommendations as to the compensation of each named executive officer. Based on these reviews, the Chairman of the Committee and the CEO presented recommendations for salary adjustments and annual award amounts to the Committee for consideration. The Committee may exercise its discretion in modifying any recommended adjustments to the compensation of the named executive officers. The Committee also reviews Mr. Adams’ performance and determines Mr. Adams’ compensation.
Overview of Compensation Program
     The Company’s executive compensation program is designed to:
•	retain executive officers by paying them competitively, motivate them to contribute to the Company’s success, and reward them for their performance;

•	link a substantial part of each executive officer’s compensation to the performance of both the Company and the individual executive officer; and

•	encourage ownership of Company common stock by executive officers.

     2007 Executive Compensation Components
     For the fiscal year ended December 31, 2007, the principal components of compensation for named executive officers were:
•	salary;

•	annual incentive compensation;

•	long-term incentive equity based compensation; and

•	retirement and other benefits.
     Role of Consultants, Peer Group, Surveys and Benchmarking
     The Company uses salary surveys and peer group information when evaluating the compensation of our executive officers. Periodically, the Committee retains the services of nationally recognized compensation consulting firms to provide independent advice on compensation matters and to review the Company’s compensation program for all executive officers. In late 2005, the Committee retained Aon Consulting, Inc. (“Aon”) to conduct an evaluation of the Company’s executive compensation program. Aon took its direction from and provided its report to the Committee. Billing by Aon was provided directly to and approved for payment by the Chairman of the Committee.
     In its report, Aon concluded that compared to peer group compensation, except for Mr. Adams, the named executive officers were within a competitive range for base salary, annual incentive (measured over a three year period), and total cash compensation. Long-term incentives (measured over a three year period) were within the competitive peer group range. Based on Aon’s report, the Committee determined that the midpoint base salary of Mr. Adams did not align with peer group base salary data. Accordingly, in November of 2006, the Committee increased Mr. Adams’ base salary midpoint from $600,000 to $650,000. The peer group used by Aon in its evaluation consisted of the following companies:

•	Citizens Banking Corp	•	Old National Bancorp (Indiana)
•	Commerce Bancshares Inc (Missouri)	•	Park National Corp (Ohio)
•	First Financial Bancorp (Ohio)	•	Provident Bankshares Corp
•	First Midwest Bancorp Inc	•	Republic Bancorp Inc
•	Hudson United Bancorp	•	Sky Financial Group Inc
•	Irwin Financial Corporation	•	Susquehanna Bancshares Inc
•	Mercantile Bankshares Corp	•	Valley National Bancorp
•	National Penn Bancshares Inc	•	Wilmington Trust Corp
     In determining compensation packages for the named executive officers in 2007, the Committee did not retain a compensation consultant. The Committee used a peer group similar to the peer group used by Aon in its 2005 report. The peer group consisted of banking companies operating in the United States in the same lines of business as United and of similar size (the “Peer Group”). These companies represented diversified markets and fell within a market capitalization range of $1.0 billion to $2.0 billion. At December 31, 2006, United’s market capitalization was $1.59 billion. The 2007 Peer Group consisted of:

•	Chittenden Corporation (Vermont)
•	Citizens Republic Bancorp (Michigan)
•	FirstMerit Corporation (Ohio)
•	First Midwest Bancorp, Inc. (Illinois)
•	Provident Bankshares (Maryland)
•	Susquehanna Bancshares, Inc. (Pennsylvania)

•	Trustmark Corporation (Mississippi)
•	Umpqua Holdings Corporation (Oregon)
•	United Community Banks (Georgia)
     The Peer Group may change from year to year as a result of consolidation in the industry or size of a member of the Peer Group. The Committee considered compensation information for the Peer Group gathered from documents filed with the Securities Exchange Commission and publicly available executive compensation surveys.
     The Committee also reviews a summary compensation table which provides an overview of total compensation for each named executive officer. The summary compensation table includes the value of each component of compensation including base salary, annual incentive bonus, stock option awards, change in pension benefit value, change in non-qualified deferred compensation earnings and other compensation. The Committee reviews the compensation table on an annual basis.
     Salaries
     The first element of the executive compensation program is salaries. Salaries of the named executive officers are reviewed on an annual basis. In recent years, the Committee has been directing a shift in the mix of the Company’s executive compensation toward incentive compensation. This strategy is intended to increase the performance orientation of the Company’s executive compensation, and the Committee intends to continue this emphasis in 2008. In setting the base salary for the Chief Executive Officer, and in reviewing and approving the salaries for the other named executive officers, the Committee first reviews the history of and the proposals for the compensation for each individual, including cash and equity-based components. In setting the salaries of the executive officers, the Committee considers salaries paid by the Peer Group to executive officers holding equivalent positions available in filings with the Securities Exchange Commission, other published survey data, corporate performance, business unit performance, individual performance and an individual’s level of responsibility.
     Based on the competitive salary data described above, the Company establishes a competitive midpoint for a salary range which is used as a guideline to determine the executive officer’s base salary for the following year. For 2007, the Company decided not to increase the base salaries for the named executive officers. The Company based its decision on the uncertain earnings outlook for 2007 and the potential need to control expenses for the year. The Committee raised Mr. Adams’ salary midpoint from $600,000 to $650,000 for 2007 because the peer group data presented in the Aon report indicated that Mr. Adams’ midpoint was less than the peer group average.
     Annual Incentive Compensation
     The second element of the executive compensation program is annual incentive compensation. The purpose of the Company’s annual incentive compensation is to motivate and reward executives for their contributions to the Company’s performance by making a large portion of their cash compensation variable and dependent upon the Company’s performance. The Committee annually adopts a plan for cash incentive awards. In determining the potential maximum annual incentive compensation to which an executive officer may be entitled, the Company uses a percentage of the base salary as a guideline to determine maximum annual incentive compensation. These percentages are based mainly on cash incentive awards paid by the Peer Group to executive officers holding equivalent positions and published compensation survey data.

     This percentage is reviewed and established by the Committee each year. For 2007, all incentive awards were based on a composite rating of several factors, including the following corporate and individual goals:
•	earnings: earnings per share (EPS) growth to $2.45 and outperform return on average assets (ROA) compared to the Peer Group

•	stock: outperform total shareholder returns from 1990, 2000 and the current year compared to the NASDAQ Index, the Peer Group, and potential acquirors

•	dividend: increase the dividend over the previous year

•	franchise value: interest of potential acquirors in United

•	unit performance: subsidiary banks of United meeting profit, loan, and deposit targets; and

•	other: individual objectives including risk management.
     The composite rating components used to achieve awarded percentages of the potential incentive payments were as follows:

			James B.	James J.
	Richard M.	Steven E.	Hayhurst,	Consagra,	Richard M.
	Adams	Wilson	Jr.	Jr.	Adams, Jr.

	Point	Point	Point	Point	Point
	Value	Value	Value	Value	Value
COMPONENTS	(%)	(%)	(%)	(%)	(%)
Earnings	30%	15%	15%	15%	15%
Stock	30%	15%	15%	15%	15%
Dividend	10%	5%	5%	5%	5%
Franchise Value	10%	—	—	—	—
Unit Performance	—	45%	45%	45%	45%
Other	20%	20%	20%	20%	20%

Total Point Value	100%	100%	100%	100%	100%
     The financial and individual performance measures for each of the named executive officers are weighted based upon the executive officer’s area of responsibility and his ability to influence or affect the results in the designated areas. Company and individual performance measures were communicated to each named executive officer. These performance objectives are aggressive and dependent on factors the Company has control over, as well as factors over which the Company has no control. In order to attain the maximum annual incentive amount, all Company and individual performance goals must be substantially met. Even with strong performance, the maximum level of incentive compensation is difficult to attain.

     Potential and actual incentive payments to the named executive officers for 2007 were as follows:

	Incentive Potential as	Awarded %
	% of Base Salary	of Potential
Name/Position	$ Incentive Potential	$ Awarded
Richard M. Adams	75%	40%
Chief Executive Officer	$487,500	$195,000
Steven E. Wilson Executive Vice President, Chief Financial	55%	0%
Officer, Secretary and Treasurer	$141,540	—
James B. Hayhurst, Jr.	55%	40%
Executive Vice President	$119,540	$47,820
James J. Consagra, Jr.	55%	50%
Executive Vice President	$137,500	$68,750
Richard M. Adams, Jr.	55%	50%
Executive Vice President	$112,750	$56,380
     In 2007, the amount of the incentive payment was less than the full amount for which each of the named executives was eligible. For Mr. Adams, the Company’s Chief Executive Officer, the Committee’s decision to award less than the full incentive amount was based primarily on the less than expected earnings per share performance of the Company and the decrease in the market price of the Company’s stock. The 2007 earnings per share target of $2.45 was not achieved. For the other named executive officers, the Committee’s decision to award less than the full incentive amounts was based primarily on the less than expected earnings per share performance, the decrease in the market price of the Company’s stock, and the individual’s unit performance.
     Long-Term Incentive Compensation
     The third element of the executive compensation program is long-term incentive compensation. The main component of the long-term incentive compensation program is the United Bankshares, Inc. 2006 Stock Option Plan (the “2006 Stock Option Plan”). In January 2006, the Committee retained Towers Perrin to provide data and recommendations related to the design of the 2006 Stock Option Plan. The Committee recommended and the Company’s stockholders approved the 2006 Stock Option Plan at the Annual Meeting on May 15, 2006. The purpose of the 2006 Stock Option Plan is to reward and retain officers in a manner that best aligns officers’ interests with stockholders’ interests. Under this plan, the Company may award options for up to 1,500,000 shares of the Company’s common stock over the 5-year term of the plan to qualified officers of the Company and its subsidiaries. Any options granted by the Company will have an exercise price equal to the fair market value of the Company’s stock based on the closing stock price of the Company’s common stock as of the date of grant. The Company’s practice is to grant option awards as of the date approved by the Committee at its November meeting. The Company has never granted an option priced on a date other than the grant date. These stock options will have value only if the market price of the common stock increases after the grant date. Options granted under the plan vest according to a schedule designated at the grant date.
     Annual stock option grants for executive officers are a key element of market-competitive total compensation. The Committee approves annual stock option grants for the executive officers based on various factors including level of responsibility within the organization, contributions made to the success of the organization over the past year, compensation peer group data, a review of available published data on senior management compensation, and information contained in the AON executive compensation study.
     Based on the compensation information reviewed, and taking into consideration our compensation philosophy, the Committee decided to grant stock options to the executive officers in 2007. Stock option grant awards for the named executive officers can be found in the Summary Compensation Table on page 22 of this proxy. The number of options granted to each executive officer was based primarily on the performance of the Company, the performance of the individual’s business unit, and the performance of the individual. The Company does not use a predefined formula that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among executive officers. Ultimately, it is the Committee’s judgment of these factors that is used as the basis to award the number of options granted to each executive officer.
     Perquisites and Other Personal Benefits.
     Generally, the Company provides modest perquisites or personal benefits, and only with respect to benefits or services that are designed to assist a named executive officer in being productive and focused on his or her duties, and which management and the Committee believe are reasonable and consistent with the Company’s overall compensation program. Management and the Committee periodically review the levels of perquisites or personal benefits provided to the named executive officers.
     Retirement and Other Benefits
     United has a defined benefit retirement plan covering substantially all employees hired prior to October 1, 2007. Employees who meet the minimum age requirement, work at least 1,000 hours per year, and were hired prior to October 1, 2007, are covered under the UBSI Defined Benefit Pension Plan (the “Plan”). The cost of the Plan is fully funded by the Company. Employees hired or rehired on or after October 1, 2007, are not eligible to participate in this Plan. The Plan benefit is based on years of service and average salary. Maximum salary levels are set each year based on Internal Revenue Service regulations, and are generally less than the average salary of the named executive officers. These maximum levels limit the qualified pension benefit payout available to named executive officers’ percentage of current base pay.
     To provide funding for the shortfall in qualified pension plan benefit, United provides Supplemental Executive Retirement Plan (“SERP”) agreements to the named executive officers. Accordingly, to the extent the named executive officer’s annual retirement income exceeds the limitations imposed by the Internal Revenue Service, the excess benefits may be paid from the Company’s SERP. In 2003, the Company retained Clark/Bardes to implement the Company’s Supplemental Retirement Program and to determine its reasonableness and competitiveness in the market place. SERP agreements are generally provided to executives in the banking industry, and the Company considers them a necessary element of a competitive compensation package.
     Employment Agreements
     None of the named executive officers other than the Company’s Chief Executive Officer, Mr. Adams, has an employment agreement with the Company. See the description of Mr. Adams’ Employment Agreement under the heading “Employment Contracts of Named Executive Officers” on page 24.
     In deciding to enter into an Employment Agreement with Mr. Adams and in deciding to extend the term of Mr. Adams’ Employment Agreement, the Company considered the following factors: the Company’s consistent long-term success in attaining its performance goals under Mr. Adams’ leadership; Mr. Adams’ 38 years of service to the Company; and the growth of the Company from a single office $100 million bank to an $8.0 billion regional bank holding company during Mr. Adams’ 31-year tenure as Chief Executive Officer creating substantial long-term returns to the Company’s shareholders.

     Termination and Change of Control
     The Company has entered into change of control agreements with the named executive officers. The Change of Control Agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading “Potential Payments upon Termination or Change of Control” on page 28.
     Non-Qualified Deferred Compensation
     The named executive officers, in addition to certain other executives, are entitled to participate in the Company’s Non-Qualified Retirement and Savings Plan. Under the Non-Qualified Retirement and Savings Plan, eligible employees can defer up to 100% of earnings in excess of the limits prescribed by the Internal Revenue Service. The Company does not match or supplement executive contributions to this plan. The Non-Qualified Retirement and Savings Plan is discussed in further detail under the heading “Non-Qualified Deferred Compensation” on page 27.
     Other Compensation
     The Company provides other benefits to executive officers as well as all full-time employees. These benefits include the opportunity to participate in a Qualified Savings and Stock Investment 401K plan, medical and dental insurance plans, company paid group life and long-term disability plans, and paid time off.
Tax and Accounting Implications
     Deductibility of Executive Compensation
     As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.
     Non-Qualified Deferred Compensation
     On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided on page 27 under the heading “Non-Qualified Deferred Compensation.”
     Accounting for Stock-Based Compensation
     Beginning on January 1, 2006, the Company began accounting for stock-based payments including its Stock Option Program, Long-Term Stock Grant Program, Restricted Stock Program and Stock Award Program in accordance with the requirements of FASB Statement 123(R).

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table is a summary of certain information concerning the compensation awarded or paid to, or earned by, the Company’s named executive officers as determined as of the end of 2007.

							Change in
							Pension
							Value and
							Non-
						Non-Equity	qualified
						Incentive	Deferred
						Plan	Compen-	All Other
Name and Principal				Stock	Option	Compen-	sation	Compen-
Position	Year	Salary	Bonus	Awards	Awards (1)	sation (2)	Earnings (3)	sation (4)	Total
Richard M. Adams	2007	$650,000	—	—	$11,767	$195,000	$240,805	$341,583	$1,439,155
Chairman of the Board and Chief Executive Officer	2006	$641,667	—	—	—	$292,500	$345,255	$441,851	$1,721,273
Steven E. Wilson	2007	$257,348	—	—	$1,961	—	$30,653	$104,476	$394,438
Executive Vice President, Chief Financial Officer, Secretary and Treasurer	2006	$254,047	—	—	—	$91,980	$47,661	$15,408	$409,096
James B. Hayhurst, Jr.	2007	$217,350	—	—	$3,922	$47,820	$39,149	$49,748	$357,989
Executive Vice President	2006	$214,900	—	—	—	$56,510	$57,911	$59,672	$388,993
James J. Consagra, Jr.	2007	$250,000	—	—	$3,922	$68,750	$52,107	$14,258	$389,037
Executive Vice President	2006	$240,000	—	—	—	$70,000	$45,465	$462,395	$817,860
Richard M. Adams, Jr. (5)	2007	$205,000	—	—	$3,922	$56,380	$39,614	$13,254	$318,170
Executive Vice President

Footnotes:

(1)	Amounts reflect United’s expense for stock options recognized in 2007 in accordance with SFAS 123R. The expense was calculated using a binomial lattice pricing model based on a weighted-average fair value of $7.06 per option granted in 2007. The weighted-average assumptions used in determining the valuation of these options using this methodology were as follows: average expected option life of 5.89 years; risk-free interest rate of 4.09%; a volatility factor of 0.2954; and a dividend yield of 3.00%. No other expense for stock options was recognized in 2007 from prior grants as all those options were vested prior to December 31, 2005 and no options were granted in 2006.

(2)	The amounts disclosed for 2006 in this column were disclosed in the bonus column in United’s proxy materials for the 2007Annual Meeting. The amounts disclosed for 2006 should have been included in this column because the amounts were awarded pursuant to United’s Non-Equity Incentive Plan which is based on financial and individual performance measures that are communicated to the named executive officers. The amounts earned under United’s Non-Equity Incentive Plan are disclosed in the year earned, although paid in the following year.

(3)	Change in value of executive officer’s Pension and SERP benefit during the year of 2007. For Mr. R. Adams, the increase in Pension value was $24,866 and the increase in SERP value was $215,939. For Mr. S. Wilson, the increase in Pension value was $30,653 while his SERP value decreased $2,552 and thus was not included. For Mr. Hayhurst, the increase in Pension value was $39,149 while his SERP value decreased $33,978 and thus was not included. For Mr. Consagra, the increase in Pension value was $13,375 and the increase in SERP value was $38,735. For Mr. R. Adams, Jr., the increase in Pension value was $5,584 and the increase in SERP value was $34,030.

(4)	Other Compensation includes perquisites (aggregate amounts for perquisites less than $10,000 are not disclosed), company contributions to the named executive officer’s 401(k) Plan, compensation due to the exercise of non-statutory stock options, and company paid life, health and disability insurance premiums. Perquisites are valued based on their incremental cost to the Company in accordance with SEC regulations. Aggregate perquisites of $10,518 were provided to Mr. Hayhurst in 2007, which exceeded $10,000 and are thus included in his All Other Compensation column. His perquisites included a country club membership, personal use of a company automobile, and a medical exam paid for by the company. Compensation from the exercise of non-statutory stock options is pursuant to United’s Stock Option Plans and/or the George Mason Bankshares Option Plan assumed in the George Mason Bankshares acquisition. The compensation amounts from the exercise of non-statutory options included for the named executive officers are as follows: Mr. R. Adams, $317,253; Mr. S. Wilson, $88,508; and Mr. Hayhurst, $21,998.

(5)	Mr. Richard Adams, Jr. was not a named executive officer in 2006; accordingly, compensation information for Mr. R. Adams, Jr. is only shown for 2007.
     Total cash compensation, as measured by salary and bonus, is based on the Company’s performance as well as employee performance and certain other factors described in the section entitled “Compensation Discussion and Analysis.” For the named executive officers, total cash compensation as a percentage of total compensation is as follows in 2007: Mr. R. Adams — 58.72%; Mr. S. Wilson — 65.24%; Mr. Hayhurst — 74.07%; Mr. Consagra — 81.93%; and Mr. R. Adams, Jr. — 82.15%.
Grants of Plan-Based Awards
     The following table sets forth information concerning individual grants of all plan-based awards in the fiscal year 2007 to the named executives.

								All Other	All Other
								Stock	Option		Grant
		Estimated Future Payouts Under						Awards:	Awards:		Date Fair
		Non-Equity Incentive Plan			Estimated Future Payouts Under			Number of	Number of	Exercise or	Value of
		Awards (1)			Equity Incentive Plan Awards (2)			Shares of	Securities	Base Price	Stock and
								Stock or	Underlying	of Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($) (4)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)(3)
Richard M. Adams	11/01/07	—	—	$487,500	—	30,000	—	—	—	$27.77	$211,800
Steven E. Wilson	11/01/07	—	—	$141,540	—	5,000	—	—	—	$27.77	$35,300
James B. Hayhurst, Jr.	11/01/07	—	—	$119,540	—	10,000	—	—	—	$27.77	$70,600
James J. Consagra, Jr.	11/01/07	—	—	$137,500	—	10,000	—	—	—	$27.77	$70,600
Richard M. Adams, Jr.	11/01/07	—	—	$112,750	—	10,000	—	—	—	$27.77	$70,600

Footnotes:

(1)	Amounts awarded under United’s Non-Equity Incentive Plan were paid January 15, 2008 and are set forth in the Non-Equity Incentive Plan compensation column of the Summary Compensation Table.

(2)	All 2007 grants were made under the United Bankshares, Inc. 2006 Stock Option Plan as approved by shareholders on May 15, 2006. Stock options were granted on the November 1, 2007, grant date closing price and will vest three years from the grant date. These options have a term of 10 years. Vesting is based upon continued employment through the vesting date. All options will become immediately exercisable upon a change of control of the Company.

(3)	Amounts represent the aggregate grant date fair value computed in accordance with FAS 123(R). The amounts were calculated using a binomial lattice option pricing model based on a weighted-average fair value of $7.06 per option granted in 2007. The weighted-average assumptions used in determining the valuation of these options using this methodology were as follows: average expected option life of 5.89 years; risk-free interest rate of 4.09%; a volatility factor of 0.2954; and a dividend yield of 3.00%.

(4)	Amounts represent maximum potential payout opportunities for each of the named executive officers. For 2007, the maximum potential non-equity incentive compensation as a percentage of base salary for the named executive officers were as follows: Mr. R. Adams — 75%; Mr. S. Wilson — 55%; Mr. Consagra — 55%; Mr. Hayhurst — 55%; and Mr. R. Adams, Jr.- 55%.
Employment Contracts of Named Executive Officers
     Richard M. Adams, Chairman and Chief Executive Officer of United and United Bank (WV), entered into an employment contract with United effective April 11, 1986. The original term of Mr. R. Adams’ employment contract was five years commencing on March 31, 1986, with the provision that the contract could be extended annually for one (1) year to maintain a rolling five (5) year contract. This contract was amended in November 2002, to extend the initial term of the contract through March 31, 2008 with the provision for additional one (1) year term extensions by the Executive Committee with the approval of Mr. R. Adams. The term of this contract has been extended through March 31, 2013. Under the amended contract, Mr. R. Adams is required to devote his full-time energies to performing his duties as Chairman and CEO on behalf of United and its subsidiaries. The contract provides for a base compensation of $650,000 and additional benefits consistent with the office. This base compensation may be increased but not decreased. If the contract is terminated for any reason other than mutual consent or cause, Mr. R. Adams, or his family or estate, is entitled to his base salary for a sixty (60) month period. Under Mr. R. Adams’ contract, cause is defined as based on (i) excessive, unapproved absences, (ii) gross or willful neglect of duty that results in some substantial loss to United, or (iii) fraud or commission of any criminal act, if proven. If the contract is terminated by mutual consent, Mr. R. Adams, his family or estate are entitled to receive the amount mutually agreed upon by Mr. R. Adams and United. If the contract is terminated for cause, United must pay Mr. R. Adams’ base salary only for the period of his active full-time employment to the date of termination.
     The contract between Mr. R. Adams and United also provides for an additional gross-up payment by United to Mr. R. Adams in the event that a payment or distribution pursuant to the contract would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended. Any calculated gross-up payment amount shall be equal to one hundred percent (100%) of the excise tax plus one hundred percent (100%) of any federal, state and local income taxes plus the additional excise tax on the gross-up amount. Any gross-up payment pursuant to the contract must be paid to Mr. R. Adams within 30 days of the receipt of the amount determined.
Other Employment Contracts
     J. Paul McNamara entered into an employment agreement with United, effective as of October 11, 2003. During the three-year term of the agreement, Mr. McNamara was to serve as Vice Chairman of United Bank (VA) and a member of United’s Board of Directors. On October 31, 2005, Mr. McNamara retired as Vice Chairman of United Bank (VA) and by mutual agreement, United and Mr. McNamara terminated the employment agreement. Mr. McNamara is fully vested in the normal retirement benefit provided for under the salary continuation agreement assumed by United, and United will continue his participation in health and welfare benefits, or provide similar coverage until October 31, 2008.
Bank Owned Life Insurance (BOLI)
     United has purchased BOLI policies covering several key company officers including the named executive officers. The purchase of BOLI represents a tax-advantaged financing strategy that permits the company to meet its increasing benefit liability obligations in a more cost-effective manner. The intent is to create an independent source of funds to recoup some of the benefit expenses. The policies’ earnings, including death proceeds, will be used to offset and recover a portion of the costs to carry the policies. Interest earned on the cash value is not subject to tax unless the policies are surrendered or borrowed against before the insured’s death. United earned the following approximate amounts of income in 2007 related to the BOLI policies on the named executive officers: Mr. R. Adams, $569,000; Mr. S. Wilson, $87,000; Mr. Hayhurst, $86,000; Mr. Consagra, $60,000; and Mr. R. Adams, Jr., $35,000.

Employee Benefit Plans
     No directors or principal shareholders of United and its subsidiaries, other than those persons who are salaried officers, participate in any type of benefit plan of United.
     United’s subsidiaries provide, on a substantially non-contributory basis for all full-time employees, including the named executive officers, life, and disability insurance. Life insurance with a value of 250% of base salary, up to a maximum benefit of $1,000,000, is provided to all full-time employees, including executive officers. The premiums paid by United for life insurance on any individual, which has a face value greater than $50,000 is properly reported as compensation. These plans do not discriminate, in scope, terms or operation, in favor of the executive officers of United or its subsidiaries and are available generally to all full-time salaried employees of United and its subsidiaries.
     Employees, including the named executive officers, of United hired prior to October 1, 2007, or its participating subsidiaries, who complete one year of eligible service and are 21 years of age are eligible to participate in United’s Pension Plan (the “Pension Plan”). The Pension Plan is noncontributory on the part of the employee. Pension benefits are based on years of service and the average of the employee’s highest five consecutive plan years of basic compensation paid during the ten plan years preceding the date of determination. United’s funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Vesting is attained after five years of participation.
Pension Benefits
     Pension Plan. The United Bankshares, Inc. Pension Plan is a defined benefit pension plan. It is a tax-qualified, broad-based plan generally available to all regular employees (with some exceptions) hired prior to October 1, 2007. Participation is automatic for those employees hired before October 1, 2007 and begins on January 1 or July 1 after an eligible employee completes one (1) year of service (12 consecutive months during which the employee completes at least 1,000 hours of service) and reaches the age of 21.
     Normal benefits under the Pension Plan are based on these factors:
•	years of credited service

•	compensation of the employee, and

•	Social Security covered compensation.
     An employee is 100% vested when the first of the following occurs:
•	the employee completes at least 5 years of service or

•	the employee reaches the normal retirement date or

•	the employee reaches early or disability retirement (regardless of whether the employee actually retires).
     For purposes of calculating benefits under the Pension Plan, compensation is generally the pay an employee receives from United, including any pre-tax savings under a 401(k) plan maintained by United and salary reductions under an Internal Revenue Code Section 125 plan. Compensation does not include overtime, bonuses or director’s fees. Maximum compensation limits for benefit calculations are set by governmental rules. The limit is indexed and may change each year. For 2007, the limit was $225,000.
     The employee’s average compensation is used to calculate his or her retirement benefit. Average compensation is the employee’s average pay over the consecutive five years out of the last ten years with the Company that produces the highest average.

     Benefits are paid under the Pension Plan when an employee retires. Retirement under the Pension Plan can be normal retirement, early retirement, delayed retirement or disability retirement.
     If an employee retires at the normal retirement age of 65, then the employee’s monthly normal retirement benefit is equal to the sum of 1.25% of average compensation and 0.5% of average compensation in excess of Social Security covered compensation, multiplied by years of service up to 25 years. If an employee terminates employment before his or her normal retirement date, the employee is entitled to his or her vested accrued benefit. The employee will receive the benefits upon early retirement or at his or her normal retirement date, whichever comes first.
     An employee may elect early retirement after he or she reaches age 55 and has completed at least 5 years of service. The early retirement benefit is equal to the employee’s accrued benefit as of his or her early retirement date. If payment of the early retirement benefit begins before the employee’s normal retirement date, then the benefit is reduced.
     Supplemental Executive Retirement Agreements. United has entered into Supplemental Retirement Agreements (“SERPs”) with each of its named executive officers to encourage such officers to remain employees of United. The SERPs are designed to provide a certain level of post-retirement income to the individuals who have a significant impact on the long-term growth and profitability of United. A more detailed description of the SERPs begins on page 28 of this Proxy Statement.
     The following table shows the present value of the accumulated benefit under the Pension Plan and the SERPs as well as the years of credited service for each of the named executive officers. The values in the table reflect the actuarial present value of the named executive officer’s accumulated benefit under each plan, computed as of December 31, 2007.

		Number of	Present Value
		Years	of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
	Pension Plan	39	$633,260	—
Richard M. Adams	SERP	39	$2,901,792	—
	Pension Plan	36	$534,520	—
Steven E. Wilson	SERP	36	$505,761	—
	Pension Plan	36	$605,976	—
James B. Hayhurst, Jr.	SERP	36	$278,028	—
	Pension Plan	10	$91,981	—
James J. Consagra, Jr.	SERP	10	$105,662	—
	Pension Plan	13	$64,576	—
Richard M. Adams, Jr.	SERP	13	$93,597	—
     The present value of the accumulated benefit for both the SERP and the Pension Plan benefits was calculated using the following weighted-average assumptions: discount rate of 6.25%; compensation increase rate of 3.25%; an investment return of 8.50% and an increase in Social Security wage base of 4.00%. Benefits under both the Pension Plan and the SERP are based on annual base salary and do not include bonuses, directors’ fees, expense reimbursements, and employer contributions to retirement plans. For Mr. R. Adams, Mr. Hayhurst, and Mr. S. Wilson, the annual benefit under their SERP is further reduced by annual benefits payable at retirement under the Pension Plan and benefits under United’s Savings and Stock Investment Plan.

     Benefit figures shown are computed on the assumption that participants will retire at the earliest time available under the plan without any benefit reduction due to age. For the Pension Plan, the earliest retirement age is 55. For the SERPs, the earliest retirement ages for the named executive officers are as follows: Mr. R. Adams — 65; Messrs. Hayhurst, S. Wilson, Consagra, and R. Adams, Jr. — 55.
     The Pension Plan and the SERP are designed to work together to provide each named executive officer with a certain level of benefits. Social Security benefits are deducted from the annual benefits payable under the Pension Plan and the annual benefits under the SERP for Messrs. R. Adams, Hayhurst, and S. Wilson are reduced by the annual benefits payable at retirement under the Pension Plan and the benefits under United’s Savings and Stock Investment Plan.
     As a general rule, United does not grant extra years of service under the Pension Plan and the SERP. Exceptions may occur, however, in the case of mergers and acquisitions.
Other Employee Plans
     Each employee of United, including named executive officers, who completes ninety (90) days of qualified service, is eligible to participate in the United Savings and Stock Investment Plan, a deferred compensation plan under Section 401(k) of the Internal Revenue Code. Each participant may contribute from 1% to 100% of compensation to his/her account, subject to Internal Revenue Service maximum deferral limits. After one year of eligible service, United matches 100% of the first 2% of salary deferred and 25% of the second 2% of salary deferred with United stock. Vesting is 100% for employee deferrals and the company match at the time the employee makes his/her deferral.
     United employees may participate in an employee stock purchase plan whereby its employees may purchase shares of United’s common stock. Purchases made by employees under this plan are coordinated by the Personnel and Shareholder Relations Department of United Bank (WV), and involve stock purchased at market price for this purpose.
Non-Qualified Deferred Compensation
     United provides a Non-Qualified Retirement and Savings Plan (the “Non-Qualified Plan”) to provide a supplemental savings program for certain employees of the Company who are unable to make meaningful contributions to the United Savings and Stock Investment Plan. This plan is intended to benefit a select group of management or highly compensated employees of the Company. Each participant may elect to defer any percentage of his or her salary and bonus as a supplemental savings contribution. Participants may choose to have their deferral contributions directed to any of twenty investment options including United common stock, a U.S. Government Securities Fund, and various income, common stock and international equity funds.
     Participants are not entitled to the Non-Qualified Plan benefits prior to their date of employment termination. The benefits under the Non-Qualified Plan upon a participant’s retirement, disability or termination of employment are paid either as a single lump sum or substantially equal installments over a period of not less than three nor more than ten years as elected by the participant. Upon death of a participant, his or her named beneficiary(ies) will receive such participant’s benefits payable under the Non-Qualified Plan.
     Each investment is subject to market risk. The degree of market risk varies by investment type based upon the nature of the applicable underlying net assets.
     The following table shows the contributions, earnings and year-end balances for 2007 with respect to non-qualified deferred compensation plans for the named executive officers:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Balance at Last
	Last FY	Last FY	FY (1)	Distributions	FYE
Name	($)	($)	($)	($)	($)

Richard M. Adams	—	—	—	—	—
Steven E. Wilson	—	—	$1,817	—	$29,888
James B. Hayhurst, Jr.	$10,824	—	$8,399	—	$122,138
James J. Consagra, Jr.	—	—	$2,025	—	$24,868
Richard M. Adams, Jr.	—	—	$62,305	—	$827,537

Footnotes:
(1)	None of the earnings shown above or in the previous year represent above-market or preferential earnings and, thus, are not included in the Summary Compensation Table.
     The amount of earnings for the named executive officers in the year of 2007 by investment option is as follows:

	Aggregate Earnings	Total Return
Fund Name	in Last FY	in Last FY
Federated Kaufmann A	$8,642	21.40%
Federated Mid-Cap Index	448	7.58%
Federated US Government 2-5 Bond	1,421	8.91%
Fidelity Advisor Growth Opportunities	—	22.86%
Fidelity Advisor Technology	—	15.18%
Fidelity Capital & Income	—	3.82%
Fidelity Diversified International	5,631	16.03%
Fidelity Low-Priced Stock	2,284	3.16%
Fidelity Mid-Cap Stock	—	8.20%
Fidelity Spartan Money Market	32,526	5.09%
Fidelity Spartan 500 Index	11,915	5.43%
Janus Twenty Fund	4,247	35.94%
Janus Worldwide	—	9.23%
MFS Utilities A	—	27.58%
Munder Internet A	—	16.25%
Old Mutual Large Cap Z	6,057	1.70%
PIMCO Total Return	3,413	8.81%
RS Emerging Growth	—	13.97%
T. Rowe Price Media & Telecom	—	21.83%
United Bankshares, Inc. Common Stock	(2,038)	(24.83%)

Total	$74,546
Potential Payments upon Termination or Change in Control
     Supplemental Executive Retirement Agreements. On July 27, 1990, United entered into a Supplemental Retirement Agreement (“SERP”) with Mr. Richard M. Adams. The agreement was amended on November 1, 2001. This amended agreement provides for an annual supplemental retirement benefit upon his reaching age 65 or upon the later termination of his employment with United or an affiliated or successor entity to United, whichever last occurs. The annual benefit will be equal to seventy percent (70%) of the average of Mr. R. Adams’ three highest base salaries, reduced by benefits actuarially calculated at the time the supplemental retirement benefit becomes payable under (i) the United Pension Plan; (ii) Social Security; and (iii) the United Savings and Stock Investment Plan. The amended agreement also provides for reduced benefits for early retirement before age 65 as well as payments to his spouse or his estate if unmarried in the event of his death. The benefits under the amended agreement are fully vested in Mr. R. Adams and survive his termination of employment from United or an affiliated or successor entity to United for whatever reason, including but not limited to, change in control, dismissal with or without cause, voluntary termination, expiration of contract or disability.
     On October 1, 2003, United entered into Supplemental Retirement Agreements with the named executive officers, Richard M. Adams, Jr., James J. Consagra, Jr., James B. Hayhurst, and Steven E. Wilson to encourage them to remain an employee of United.
     The SERP for Messrs. James B. Hayhurst, Jr. and Steven E. Wilson ensures that each of these participating executive officers, when retiring at age 65 or later, receives a level of retirement benefits, without regard to years of service, equal to 70% of the executive officer’s total base salary projected to be in effect at age 65 and is updated each January 1 by United. At the time one of these participating executive officers retires, the benefit the participant is entitled to through the SERP is calculated, and then funds from the following sources are deducted to determine the amount, if any, of the payment due under the SERP (i) the benefit under the Pension Plan; (ii) Social Security benefits payable; and (iii) any benefits under United’s Savings and Stock Investment Plan. The annual benefit will be paid monthly for a period of fifteen years. The executive may retire early at the age specified in the SERP and receive a benefit equal to 60% of the executive’s final pay based on the same provisions set forth above.
     The SERP for Mr. James J. Consagra, Jr. and Mr. Richard M. Adams, Jr. ensures that each will receive, at the age set forth in the SERP, an annual benefit equal to $100,000, paid in monthly installments for a period of 15 years. If Mr. Consagra or Mr. R. Adams, Jr. retires or leaves employment early, the executive will receive an accrual benefit set forth in a Schedule to the SERP, subject to a ten (10) year vesting schedule. This early termination benefit will be paid monthly for a period of fifteen (15) years.
     Change of Control Agreements. In March of 1994, United entered into agreements with named executive officers Steven E. Wilson and James B. Hayhurst, Jr. to encourage those executive officers not to terminate their employment with United because of the possibility that United might be acquired by another entity. In August of 2000, United entered into similar change of control agreements with named executive officers Richard M. Adams, Jr. and James J. Consagra, Jr. The Board of Directors determined that such an arrangement was appropriate, considering the entry of large regional bank holding companies into West Virginia. The agreements were not undertaken in the belief that a change of control of United was imminent.
     Generally, the agreements provide severance compensation to those officers if their employment should end under certain specified conditions after a change of control of United. Compensation is paid upon any involuntary termination following a change of control unless the officer is terminated for cause. In addition, compensation will be paid after a change of control if the officer voluntarily terminates employment because of a decrease in the total amount of the officer’s base salary below the level in effect on the date of consummation of the change of control, without the officer’s consent; a material reduction in the importance of the officer’s job responsibilities without the officer’s consent; geographical relocation of the officer without consent to an office more than fifty (50) miles from the officer’s location at the time of a change of control; failure by United to obtain assumption of the contract by its successor or any termination of employment within thirty-six (36) months after consummation of a change of control which is effected for any reason other than good cause.
     Under the agreements, a change of control is deemed to occur in the event of a change of ownership of United which must be reported to the Securities and Exchange Commission as a change of control, including but not limited to the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”)) of direct or indirect “beneficial ownership” (as defined by Rule 13d-3 under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of United’s then outstanding securities, or the failure during any period of two (2) consecutive years of individuals who at the beginning of such period constitute the Board for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors at the beginning of the period.
     Under the agreements, severance benefits include: (a) cash payment equal to the officer’s monthly base salary in effect on either (i) the date of termination; (ii) the date immediately preceding the change of control, whichever is higher, multiplied by the number of full months between the date of termination and the date that is thirty-six (36) months after the date of consummation of the change of control; (b) payment of cash incentive award, if any, under United’s Incentive Plan; and (c) continuing participation in employee benefit plans and programs such as retirement, disability and medical insurance for a period of thirty-six (36) months following the date of termination.
     The agreements do not affect the right of United to terminate the officer, or change the salary or benefits of the officer, with or without good cause, prior to any change of control; provided, however, any termination or change which takes place after discussions have commenced which result in a change of control will be presumed to be a violation of the agreement and will entitle the officer to the benefits under the agreement, absent clear and convincing evidence to the contrary.
     The following table shows the potential incremental value transfer to each named executive under various employment scenarios. The table was prepared as though each named executive officer’s employment was terminated on December 31, 2007 (the last business day of 2007). The amounts under the row labeled “If Change in Control (CIC) Termination Occurs during FY 2007” assume that a change in control occurred on December 31, 2007. We are required by the Securities and Exchange Commission to use these assumptions. With those assumptions taken as a given, the Company believes that the remaining assumptions listed in the footnotes below, which are necessary to produce these estimates, are reasonable in the aggregate. However, the executives’ employment was not terminated on December 31, 2007, and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date or at any other price, or if any assumption is not correct in fact.

Incremental Value	Richard M.	Steven E.	James B.	James J.	Richard M.
Transfer	Adams (2)	Wilson (3)	Hayhurst, Jr. (4)	Consagra, Jr. (5)	Adams, Jr. (6)

If Retirement or Voluntary Termination Occurs during FY2007	—	—	—	—	—
If Termination for Cause Occurs during FY2007	—	—	—	—	—
If Termination Without Cause Occurs during FY2007	$4,650,000	—	—	—	—
If Change in Control (CIC) Termination Occurs during FY2007 (1)	$4,657,500	$936,540	$805,248	$827,149	$749,717
If Disability Occurs during FY2007	$6,076,740	$720,000	$480,000	$2,160,000	$3,120,000
If Death Occurs during FY2007	$5,650,000	$644,000	$544,000	$625,000	$513,000

Footnotes:
(1)	The benefits listed in the row entitled “If Change in Control (CIC) Termination Occurs during FY 2007” are payable upon the happening of any of the following events after a change in control: (i) involuntary termination unless the officer is terminated for cause; (ii) voluntarily termination of the officer’s employment because of (A) a decrease in the total amount of the officer’s base

30

salary below the level in effect on the date of consummation of the change of control, without the officer’s consent, (B) a material reduction in the importance of the officer’s job responsibilities without the officer’s consent, (C) geographical relocation of the officer without consent to an office more than fifty (50) miles from the officer’s location at the time of a change of control, (D) failure by United to obtain assumption of the contract by its successor; or (iii) any termination of employment within thirty-six (36) months after consummation of a change of control which is effected for any reason other than good cause.

(2)	Mr. R. Adams’ severance benefit under an involuntary not for cause termination, involuntary or good reason termination for a CIC, death or disability is equal to 5 times his base salary. If the termination for cause is based solely upon (i) excessive absenteeism without approval by United, not caused by disability, (ii) or gross or willful neglect of duty resulting in some substantial loss to United after Mr. R. Adams has been given written direction and reasonable time to perform such duties, (iii) any acts or omissions on the part of Mr. R. Adams which when proven constitute fraud or commission of any criminal act involving the person or property of others or the public generally, or any combination of the above, United must pay Mr. R. Adams’ base salary only up until termination. Otherwise, if Mr. R. Adams is terminated for any other cause, his severance benefit is equal to 5 times his base salary. Mr. R. Adams is entitled to a 280G Gross-Up Payment for amounts paid by the Company subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the amount is estimated based on current information) under an involuntary not for cause termination, involuntary or good reason termination for a CIC, death or disability. Upon a CIC, Mr. R. Adams’ unvested options would immediately vest. Assuming the CIC occurred on December 31, 2007, the value of Mr. R. Adams’ stock options would have been $7,500 which was calculated using the difference between the price per share of the Company’s stock on the date of CIC ($28.02 per share) and the option exercise price ($27.77) multiplied by the number of options that would have vested (30,000). If Mr. R. Adams becomes completely disabled, he is eligible for disability benefits of $23,779 per month up until age 65. Mr. R. Adams is fully vested in the benefits under his SERP Agreement for CIC, dismissal with or without cause, voluntary termination, expiration of contract or disability. Upon Mr. R. Adams’ death, his named beneficiary(ies) will receive a benefit of $1,000,000 from a company-paid life insurance policy.

(3)	Mr. S. Wilson’s severance benefit for a CIC is equal to 3 times his base salary. Also, Mr. S. Wilson is entitled to receive his reasonable share of the Company’s cash incentive award (up to 55% of his base salary) allocated in accordance with existing principles and authorized by the Board of Directors, and to participate in health care, life insurance and disability perquisites for 36 months following a CIC. Upon a CIC, Mr. S. Wilson’s unvested options would immediately vest. Assuming the CIC occurred on December 31, 2007, the value of Mr. S. Wilson’s stock options would have been $1,250 which was calculated using the difference between the price per share of the Company’s stock on the date of CIC ($28.02 per share) and the option exercise price ($27.77) multiplied by the number of options that would have vested (5,000). If Mr. S. Wilson becomes completely disabled, he is eligible for disability benefits of $10,000 per month up until age 65. Upon Mr. S. Wilson’s death, his named beneficiary (ies) will receive a benefit of $644,000 from a company-paid life insurance policy.

(4)	Mr. Hayhurst’s severance benefit for a CIC is equal to 3 times his base salary. Also, Mr. Hayhurst is entitled to receive his reasonable share of the Company’s cash incentive award (up to 40% of his base salary) allocated in accordance with existing principles and authorized by the Board of Directors and to participate in health care, life insurance and disability perquisites for 36 months following a CIC. Upon a CIC, Mr. Hayhurst’s unvested options would immediately vest. Assuming the CIC occurred on December 31, 2007, the value of Mr. Hayhurst’s stock options would have been $2,500 which was calculated using the difference between the price per share of the Company’s stock on the date of CIC ($28.02 per share) and the option exercise price ($27.77) multiplied by the number of options that would have vested (10,000). If Mr. Hayhurst becomes completely disabled, he is eligible for disability benefits of $10,000 per month up until age 65. Upon Mr. Hayhurst’s death, his named beneficiary (ies) will receive a benefit of $544,000 from a company-paid life insurance policy.

(5)	Mr. Consagra’s severance benefit for a CIC is equal to 3 times his base salary. Also, Mr. Consagra is entitled to receive his reasonable share of the Company’s cash incentive award (up to 40% of his base salary) allocated in accordance with existing principles and authorized by the Board of Directors and to participate in health care, life insurance and disability perquisites for 36 months following a CIC. Upon a CIC, Mr. Consagra’s unvested options would immediately vest. Assuming the CIC occurred on December 31, 2007, the value of Mr. Consagra’s stock options would have been $2,500 which was calculated using the difference between the price per share of the Company’s stock on the date of CIC ($28.02 per share) and the option exercise price ($27.77) multiplied by the number of options that would have vested (10,000). If Mr. Consagra becomes completely disabled, he is eligible for disability benefits of $10,000 per month up until age 65. Upon Mr. Consagra’s death, his named beneficiary (ies) will receive a benefit of $625,000 from a company-paid life insurance policy.

(6)	Mr. R. Adams, Jr.’s severance benefit for a CIC is equal to 3 times his base salary. Also, Mr. R. Adams, Jr. is entitled to receive his reasonable share of the Company’s cash incentive award (up to 40% of his base salary) allocated in accordance with existing principles and authorized by the Board of Directors and to participate in health care, life insurance and disability perquisites for 36 months following a CIC. Upon a CIC, Mr. R. Adams, Jr.’s unvested options would immediately vest. Assuming the CIC occurred on December 31, 2007, the value of Mr. R. Adams, Jr.’s stock options would have been $2,500 which was calculated using the difference between the price per share of the Company’s stock on the date of CIC ($28.02 per share) and the option exercise price ($27.77) multiplied by the number of options that would have vested (10,000). If Mr. R. Adams, Jr. becomes completely disabled, he is eligible for disability benefits of $10,000 per month up until age 65. Upon Mr. R. Adams, Jr.’s death, his named beneficiary (ies) will receive a benefit of $513,000 from a company-paid life insurance policy.

Outstanding Equity Awards at December 31, 2007
     The following table sets forth certain information regarding the number and term of stock option awards for each of the named executives as of December 31, 2007.

		Option Awards					Stock Awards
										Equity
										Incentive
										Plan
				Equity					Equity	Awards:
				Incentive					Incentive	Market or
				Plan					Plan Awards:	Payout
				Awards:				Market	Number of	Value of
		Number of	Number of	Number of			Number of	Value of	Unearned	Unearned
		Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares,
		Underlying	Underlying	Underlying			Units of	Units of	or Other	Units or
		Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Other Rights
		Options (#)	Options (#)	Unearned	Exercise	Option	Have Not	Have Not	Have Not	That Have
	Grant	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Date	(1)	(2)	(#)	($)	Date	(#)	($)	(#)	($)

Richard M.	11/05/98	24,000	—	—	$27.0000	11/05/08	—	—	—	—
Adams	11/04/99	24,000	—	—	$25.6250	11/04/09	—	—	—	—
	11/02/00	24,000	—	—	$19.1875	11/02/10	—	—	—	—
	11/01/01	30,000	—	—	$27.1200	11/01/11	—	—	—	—
	11/08/02	30,000	—	—	$29.3700	11/08/12	—	—	—	—
	11/06/03	30,000	—	—	$30.2000	11/06/13	—	—	—	—
	11/04/04	30,000	—	—	$36.7100	11/04/14	—	—	—	—
	11/03/05	30,000	—	—	$37.1900	11/03/15	—	—	—	—
	11/01/07	—	30,000	—	$27.7700	11/01/17	—	—	—	—
Steven E.	11/05/98	10,000	—	—	$27.0000	11/05/08	—	—	—	—
Wilson	11/04/99	12,000	—	—	$25.6250	11/04/09	—	—	—	—
	11/02/00	12,000	—	—	$19.1875	11/02/10	—	—	—	—
	11/01/01	14,400	—	—	$27.1200	11/01/11	—	—	—	—
	11/08/02	15,000	—	—	$29.3700	11/08/12	—	—	—	—
	11/06/03	15,000	—	—	$30.2000	11/06/13	—	—	—	—
	11/04/04	15,000	—	—	$36.7100	11/04/14	—	—	—	—
	11/03/05	15,000	—	—	$37.1900	11/03/15	—	—	—	—
	11/01/07	—	5,000	—	$27.7700	11/01/17	—	—	—	—
James B.	11/05/98	7,000	—	—	$27.0000	11/05/08	—	—	—	—
Hayhurst, Jr.	11/04/99	7,500	—	—	$25.6250	11/04/09	—	—	—	—
	11/02/00	7,500	—	—	$19.1875	11/02/10	—	—	—	—
	11/01/01	9,000	—	—	$27.1200	11/01/11	—	—	—	—
	11/08/02	10,000	—	—	$29.3700	11/08/12	—	—	—	—
	11/06/03	10,000	—	—	$30.2000	11/06/13	—	—	—	—
	11/04/04	10,000	—	—	$36.7100	11/04/14	—	—	—	—
	11/03/05	10,000	—	—	$37.1900	11/03/15	—	—	—	—
	11/01/07	—	10,000	—	$27.7700	11/01/17	—	—	—	—

		Option Awards					Stock Awards
										Equity
										Incentive
										Plan
				Equity					Equity	Awards:
				Incentive					Incentive	Market or
				Plan					Plan Awards:	Payout
				Awards:				Market	Number of	Value of
		Number of	Number of	Number of			Number of	Value of	Unearned	Unearned
		Securities	Securities	Securities			Shares or	Shares or	Shares, Units	Shares,
		Underlying	Underlying	Underlying			Units of	Units of	or Other	Units or
		Unexercised	Unexercised	Unexercised	Option		Stock That	Stock That	Rights That	Other Rights
		Options (#)	Options (#)	Unearned	Exercise	Option	Have Not	Have Not	Have Not	That Have
	Grant	Exercisable	Unexercisable	Options	Price	Expiration	Vested	Vested	Vested	Not Vested
Name	Date	(1)	(2)	(#)	($)	Date	(#)	($)	(#)	($)

James J.	11/04/99	6,000	—	—	$25.6250	11/04/09	—	—	—	—
Consagra, Jr.	11/02/00	7,500	—	—	$19.1875	11/02/10	—	—	—	—
	11/01/01	9,000	—	—	$27.1200	11/01/11	—	—	—	—
	11/08/02	10,000	—	—	$29.3700	11/08/12	—	—	—	—
	11/06/03	10,000	—	—	$30.2000	11/06/13	—	—	—	—
	11/04/04	10,000	—	—	$36.7100	11/04/14	—	—	—	—
	11/03/05	10,000	—	—	$37.1900	11/03/15	—	—	—	—
	11/01/07	—	10,000	—	$27.7700	11/01/17	—	—	—	—
Richard M.	11/02/00	355	—	—	$19.1875	11/02/10	—	—	—	—
Adams, Jr.	11/01/01	1,919	—	—	$27.1200	11/01/11	—	—	—	—
	11/08/02	7,428	—	—	$29.3700	11/08/12	—	—	—	—
	11/06/03	10,000	—	—	$30.2000	11/06/13	—	—	—	—
	11/04/04	10,000	—	—	$36.7100	11/04/14	—	—	—	—
	11/03/05	10,000	—	—	$37.1900	11/03/15	—	—	—	—
	11/01/07	—	10,000	—	$27.7700	11/01/17	—	—	—	—

Footnotes:

(1)	All options except for the options granted in 2007 were vested as of December 31, 2007.

(2)	All unexercisable options, consisting solely of those options granted in 2007, vest on November 1, 2010.

Stock Option Exercises and Stock Vested During 2007
     The following table sets forth certain information regarding individual exercises of stock options and stock awards vested during 2007 by each of the named executive officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise(1)	Vesting	Vesting
Name	(#)	($)	(#)	($)

Richard M. Adams	28,000	$379,960	—	—
Steven E. Wilson	14,000	$146,720	—	—
James B. Hayhurst, Jr.	10,000	$54,400	—	—
James J. Consagra, Jr.	—	—	—	—
Richard M. Adams, Jr.	24,998	$306,103	—	—

Footnotes:

(1)	Total value realized is the difference between the market price of the underlying securities at exercise and the exercise price of the options.
Director Compensation
The following table sets forth certain information regarding the compensation earned by or awarded to each director who served on United’s Board of Directors in 2007 except for Mr. Richard M. Adams whose compensation as a named executive officer of the Company is presented in the Summary Compensation Table on page 22. Mr. R. Adams is not compensated for his board service.

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($) (1)	($)	($)	($)	($)

Robert G. Astorg	$29,900	—	—	—	—	—	$29,900
Thomas J. Blair, III	$16,000	—	—	—	—	—	$16,000
W. Gaston Caperton, III	$21,700	—	—	—	—	—	$21,700
Lawrence K. Doll (2)	$19,500	—	$1,177	—	$12,466	$22,225	$55,368
Theodore J. Georgelas	$16,325	—	—	—	—	—	$16,325
F. T. Graff, Jr.	$19,500	—	—	—	—	—	$19,500

					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($) (1)	($)	($)	($)	($)

Russell L. Isaacs	$32,100	—	—	—	—	—	$32,100
John M. McMahon	$24,225	—	—	—	—	—	$24,225
J. Paul McNamara (3)	$18,025	—	—	—	$1,531	—	$19,556
G. Ogden Nutting	$26,300	—	—	—	—	—	$26,300
William C. Pitt, III	$16,000	—	—	—	—	—	$16,000
I. N. Smith, Jr. (4)	$16,000	—	—	—	—	$15,000	$31,000
Donald L. Unger (5)	—	—	$981	—	—	$14,504	$15,485
Mary K. Weddle	$23,875	—	—	—	—	—	$23,875
P. Clinton Winter, Jr.	$30,900	—	—	—	—	—	$30,900

Footnotes:

(1)	Amounts reflect United’s expense for stock options recognized in 2007 in accordance with SFAS 123R. The expense was calculated using a binomial lattice option pricing model based on a weighted-average fair value of $7.06 per option granted in 2007. The weighted-average assumptions used in determining the valuation of these options using this methodology were as follows: average expected option life of 5.89 years; risk-free interest rate of 4.09%; volatility factor of 0.2954; and a dividend yield of 3.00%. No other expense for stock options was recognized in 2007 from prior grants as all those options were vested prior to December 31, 2005 and no options were granted in 2006. The grant date fair value under FAS 123R for the 2007 stock options awarded is $38,830 and is based on the closing price of $27.77 for a share of United’s common stock on November 1, 2007.

(2)	In 2007, Mr. Doll received a salary of $100,000 and a bonus of $10,000 as Chairman of the United Bank (VA) Board of Directors which is not included in the table above. Included in Mr. Doll’s Other Compensation are amounts reimbursed for medical insurance premiums and perquisites in the amount of $22,225 which Mr. Doll received in his capacity as Chairman of the United Bank (VA) Board of Directors. The perquisites consist of an automobile allowance and dinner club dues.

(3)	Mr. McNamara received $258,555 in 2007 under a SERP Agreement United assumed in the acquisition of Sequoia Bancshares, Inc. which is not included in the table above.

(4)	Mr. Smith’s Other Compensation consists of $15,000 received from a consulting arrangement with United and United Bank (WV) which ended June 30, 2007. Mr. Smith received $35,905 from United’s Pension Plan as a retired employee of the Company which is not included in the table above.

(5)	In 2007, Mr. Unger received a salary of $225,000 and a bonus of $17,500 as an employee of United Bank (VA) which is not included in the table above. Mr. Unger’s Other Compensation includes company contributions to his 401(k) Plan and company paid life, health and disability coverage premiums.

     Except for Mr. R. Adams and Mr. Unger, directors of the Company receive a fee of $1,200 for each United Board Meeting attended and a retainer of $800 per month regardless of meeting attendance. Mr. R. Adams and Mr. Unger receive no compensation for their board service. In addition, as members of United Bank’s (VA) Board of Directors (“Bank Board”), Mr. Georgelas, Mr. McMahon, Mr. McNamara and Ms. Weddle, each receive a fee of $525 for each Bank Board meeting attended.
     Each director who serves on the Executive, Audit, Compensation, and Governance and Nominating Committees receives a fee of $1,200 for each United Board Committee Meeting attended except for Mr. R. Adams, Mr. Unger and Mr. Astorg. Mr. R. Adams and Mr. Unger receive no compensation for serving on any committee. Mr. Astorg, as Chairman of the Audit Committee, receives a retainer payment of $1,200 per month without regard to committee meeting attendance. Mr. Isaacs, as Chairman of the Compensation Committee, receives a retainer payment of $1,200 per quarter without regard to committee meeting attendance in addition to the fee of $1,200 for each United Board Committee Meeting attended. As Chairman of the Governance and Nominating Committee, Mr. Nutting receives a retainer payment of $1,200 per quarter without regard to committee meeting attendance in addition to the fee of $1,200 for each United Board Committee Meeting attended. Mr. Winter as Lead Director of the independent directors of the Board, receives a retainer payment of $1,200 per quarter without regard to meeting attendance in addition to the fee of $1,200 for each United Board Committee Meeting attended.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
Compensation Committee Report
     The following Compensation Committee Report shall not be deemed “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or Securities Exchange Act of 1934, each as amended, except to the extent that United specifically incorporates it by reference into such filing.
     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Compensation Committee

W. Gaston Caperton, III	John M. McMahon
Russell L. Isaacs, Chairman	G. Ogden Nutting
P. Clinton Winter, Jr.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee consists of the following members: Russell L. Isaacs, W. Gaston Caperton, III, John M. McMahon, P. Clinton Winter, Jr., and G. Ogden Nutting. No member of the Compensation Committee was a member or officer of the Company or any of its subsidiaries during 2007 or was formerly an officer of the Company or any of its subsidiaries. No executive officer of the Company has served as a member of the Compensation Committee or as a director of any other entity whose executive officers have served on the Compensation Committee of the Company or has served as a director of the Company. In addition, no member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

     PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Subject to ratification by United’s shareholders, United’s Audit Committee has selected Ernst & Young LLP (“Ernst & Young”), Charleston, West Virginia as the independent registered public accounting firm for United to audit the consolidated financial statements of United and its subsidiaries for the fiscal year ending December 31, 2008. Ernst & Young has audited the financial statements of United and its subsidiaries since 1986.
     Representatives of Ernst & Young will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives of the firm will be available to respond to appropriate shareholder inquiries at the Annual Meeting.
     The affirmative vote of a majority of votes cast on this proposal is required for the approval of this proposal. In determining whether the proposal has received the requisite number of affirmative votes, abstentions and broker non-votes will be disregarded and will have no effect on the outcome of the vote.
     Shareholder ratification of the selection of Ernst &Young as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will terminate Ernst & Young as the Company’s independent registered public accounting firm and direct the appointment of a different firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.
The Audit Committee and the Board of Directors recommends a vote “FOR” the ratification of
Ernst & Young as the independent registered accounting firm for United.
AUDIT COMMITTEE AND INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Committee Report
     The United Bankshares, Inc. Audit Committee reviews United’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal control. United’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the 2007 audited financial statements. This discussion included the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
     The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as Amended by Statement on Auditing Standards, No. 90, Communications with Audit Committees. In addition, the Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. The Audit Committee determined that the nonaudit services provided to the Company by the independent registered public accounting firm are compatible with the auditors’ independence.

     In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements and management’s report on the effectiveness of internal control over financial reporting be included in United’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.
     No member of the Audit Committee is a former or current officer or employee of United.
Audit Committee

Robert G. Astorg, Chairman	Mary K. Weddle
P. Clinton Winter, Jr.	Russell L. Isaacs
Pre-Approval Policies and Procedures
     The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chair of the Audit Committee authority to pre-approve permitted services provided that the Chair reports any decisions to the Committee at its next scheduled meeting. During 2007 and 2006, all services related to the audit, audit-related and tax fees described below provided by Ernst & Young LLP were pre-approved by the Audit Committee.
Independent Registered Public Accounting Firm Fees Information
     Audit Fees. Fees for audit services were $723,300 in 2007 and $666,000 in 2006, including fees associated with the annual audit, the reviews of United’s quarterly reports on Form 10-Q and annual report on Form 10-K, and required statutory audits as well as the audit of management’s assertion on the effectiveness of internal control over financial reporting.
     Audit-Related Fees. Fees for audit-related services were $97,400 in 2007 and $95,900 in 2006. Audit-related services principally include audits of certain subsidiaries, employee benefit plans, and other attest services not classified as audit.
     Tax Fees. Fees for tax services, including tax compliance, tax advice and tax planning were $101,400 in 2007 and $77,600 in 2006.
REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY PROPOSALS,
NOMINATIONS OF DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS
Nomination of Directors
     Shareholder nominations for Directors may be made only if such nominations are made in accordance with the procedures set forth in Article II, Section 5 of the Restated Bylaws of United, which section, in full, is set forth below:
Section 5. Nomination of directors. Directors shall be nominated by the Board prior to the giving of notice of any meeting of shareholders wherein directors are to be elected. Additional nominations of directors may be made by any shareholder; provided that such nomination or nominations must be made in writing, signed by the shareholder and received by the Chairman or President no later than ten (10) days from the date the notice of the meeting of shareholders was mailed; however, in the event that notice is mailed less than thirteen (13) days prior to the meeting, such nomination or nominations must be received no later than three (3) days prior to any meeting of the shareholders wherein directors are to be elected.
Stock Transfers
     United Bankshares, Inc. common stock is listed on the NASDAQ Global Select Market. The quotation symbol is “UBSI”.
Shareholder Proposals for 2009 Annual Meeting
     Presently, the next annual meeting of United shareholders is scheduled for May 18, 2009. Any shareholder proposals to be presented at the 2009 Annual Meeting must be received at the principal office of United no later than December 11, 2008. If the scheduled date for the 2009 Annual Meeting is changed by more than thirty (30) days, shareholders will be informed of the new meeting date and the revised date by which shareholder proposals must be received.
Shareholder Account Maintenance
     BNY Mellon Shareowner Services acts as our Transfer Agent. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common shares and similar issues can be handled by contacting the Shareholder Relations Department, (304) 424-8800, or by writing to us at the corporate offices located at United Square, Fifth and Avery Streets, Parkersburg, West Virginia 26101.
Shareholder Communications
     Shareholders of United may communicate with the Board of Directors, including non-management directors, by sending a letter to UBSI Board of Directors, c/o Steven Wilson, Corporate Secretary, 514 Market Street, Parkersburg, WV 26101. Communications sent by qualified shareholders for proper, non-commercial purposes will be transmitted to the Board of Directors or appropriate committee as soon as practicable.
     If the personnel responsible for receiving and processing the communications determine that the substance of the communication is not of a type that is appropriate for delivery to the Board of Directors, the personnel shall take the following action:
•	if the communication is in respect of an individual grievance or other interest that is personal to the party submitting the communication, the personnel shall determine if there exists a standing body or department of the Company which is authorized to deal with communications of this type and, if so, shall forward the communication to that body or department, and shall inform the person submitting the communication of this action; otherwise, the personnel shall take no further action with respect to such communication;

•	if the communication appears to advocate United’s engaging in illegal activity, the personnel shall refer the communication to counsel, which may be counsel in United’s legal department, and if counsel confirms this assessment, the personnel shall take no further action with respect to such communication;

•	if the communication appears to contain offensive, scurrilous or abusive content, the personnel shall refer the communication to a senior officer of United, and if the officer confirms this assessment, the personnel shall take no further action with respect to such communication; and

•	if the communication appears to have no rational relevance to the business or operations of United, the personnel shall refer the communication to a senior officer of United, and if the officer confirms this assessment, the personnel shall take no further action with respect to such communication.
     If a communication is not presented to the directors because the personnel responsible for receiving and processing the communications deems that it is not appropriate for delivery to the directors under these procedures, that communication must nonetheless be made available to any director to whom it was directed and who wishes to review it.
FORM 10-K
     The Company will furnish without charge to each person whose proxy is being solicited, upon the request of any such person, a copy of the Company’s annual report on Form 10-K for 2007. Requests for copies of such report should be directed to Shareholder Relations Department, United Bankshares, Inc., P. O. Box 1508, Parkersburg, West Virginia 26102.
     Whether or not you plan to attend the Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors

Richard M. Adams
Chairman of the Board and Chief Executive Officer

April 10, 2008

The Board of Directors recommends a vote FOR the following thirteen nominees:	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1. Election of Directors.		01. Richard M. Adams 02. Robert G. Astorg	06. F. T. Graff, Jr. 07. John M. McMahon	11. Donald L. Unger 12. Mary K. Weddle
FOR all nominees	WITHHOLD	03. W. Gaston Caperton, III	08. J. Paul McNamara	13. P. Clinton Winter, Jr.
listed (except as	AUTHORITY	04. Lawrence K. Doll	09. G. Ogden Nutting
marked to the	to vote for all	05. Theodore J. Georgelas	10. William C. Pitt, III
contrary)	nominees listed

☐	☐	If you wish to withhold your vote for any of the above nominees, so indicate by striking the name of the nominee.

		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

2.	Ratification of the appointment of Ernst & Young LLP as the Company auditors for the Fiscal Year 2008.	☐	☐	☐	3.	To transact other business that may properly come before the meeting.	☐	☐	☐

	THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

	Dated:	,	2008

	(Signature or Signatures)

“PLEASE MARK INSIDE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL RECORD YOUR VOTES”	PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

▲ FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/ubsi		TELEPHONE 1-866-540-5760
OR
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 2008

This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Annual Report, are available free of charge on the following website: www.ubsi-inc.com.

CONTROL NUMBER RESTRICTED AREA

BAR CODE AREA RESTRICTED

UNITED BANKSHARES, INC.
PROXY FOR 2008 ANNUAL SHAREHOLDERS’ MEETING
Know all men by these presents that the undersigned shareholder(s) of United Bankshares, Inc., Charleston, West Virginia does hereby nominate, constitute and appoint James J. Consagra, Jr. and Steven E. Wilson or either one of them, with full power to act alone as the true and lawful attorneys for the undersigned with full power of substitution for and in the name, place and stead of the undersigned to vote all the common stock of United Bankshares, Inc., standing in the undersigned’s name on its books on March 31, 2008, at the 2008 Annual Meeting of Shareholders to be held at The Blennerhassett Hotel, 320 Market Street, Parkersburg, West Virginia, on May 19, 2008 at 4:00 p.m., local time or any adjournments thereof, with all the powers the undersigned would possess if personally present as follows:
The undersigned acknowledges receipt of the Notice and Proxy Statement dated April 10, 2008, and hereby revokes all proxies previously given by the undersigned for said meeting.
This proxy confers authority to vote “FOR” the propositions listed below unless otherwise indicated. The Board of Directors recommends a vote “FOR” the proposals below. If any matter shall properly come before the meeting, or any adjournments thereof, this proxy will be voted on such matters in accordance with the judgment of the above proxies, based upon the conditions then prevailing and any recommendation of the Board of Directors.

Unless a different allocation is indicated, the proxies will vote your total cumulative vote ratably for the directors for whom you are voting unless directed otherwise by the Board of Directors of United Bankshares, Inc.
This proxy is solicited on behalf of the Board of Directors of United Bankshares, Inc. and may be revoked prior to its exercise.
Continued, and to be marked, dated and signed, on the other side. All joint owners must sign.

When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign.

Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE▲
Annual Meeting of
United Bankshares, Inc.
Monday, May 19, 2008 at 4:00 p.m.

The Blennerhassett Hotel
320 Market Street
Parkersburg, WV
You can now access your
UNITED BANKSHARES, INC. account online.
Access your United Bankshares, Inc. shareholder account online via Investor ServiceDirect® (ISD).
The transfer agent for United Bankshares, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends

•	View certificate history	•	Make address changes

•	View book-entry information	•	Obtain a duplicate 1099 tax form

		•	Establish/change your PIN
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